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                                                                  Exhibit 2.6(d)
                            ASSET EXCHANGE AGREEMENT

                           dated as of April 20, 1999

                                      among

                         INTERMEDIA PARTNERS SOUTHEAST,
                                 on the one hand

                                       and

               CHARTER COMMUNICATIONS, LLC, CHARTER COMMUNICATIONS
                              PROPERTIES, LLC, and
                        MARCUS CABLE ASSOCIATES, L.L.C.,
                                on the other hand

                                           IPSE/Charter Asset Exchange Agreement
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                                TABLE OF CONTENTS

1.       DEFINITIONS..........................................................2
         1.1      1992 Cable Act..............................................2
         1.2      Affiliate...................................................2
         1.3      Agreement...................................................2
         1.4      Antitrust Division..........................................2
         1.5      Assets......................................................2
         1.6      Basic Services..............................................2
         1.7      Business Day................................................2
         1.8      Cable Act...................................................3
         1.9      Cable Business..............................................3
         1.10     Charter Assets..............................................3
         1.11     Charter Books and Records...................................3
         1.12     Charter Leased Property.....................................3
         1.13     Charter Other Intangibles...................................3
         1.14     Charter Other Real Property Interests.......................4
         1.15     Charter Owned Property......................................4
         1.16     Charter Required Consents...................................4
         1.17     Charter Systems Contracts...................................4
         1.18     Charter Systems Franchises..................................4
         1.19     Charter Systems Licenses....................................5
         1.20     Charter Tangible Personal Property..........................5
         1.21     Charter's Cable Business....................................5
         1.22     Closing.....................................................5
         1.23     Closing Time................................................5
         1.24     Communications Act..........................................5
         1.25     Contract....................................................5
         1.26     Copyright Act...............................................6
         1.27     Environmental Law...........................................6
         1.28     ERISA.......................................................6
         1.29     ERISA Affiliate.............................................6
         1.30     Expanded Basic Services.....................................6
         1.31     FCC.........................................................6
         1.32     Governmental Authority......................................6
         1.33     Hazardous Substances........................................6
         1.34     HSR Act.....................................................7
         1.35     Intellectual Property.......................................7
         1.36     IPSE Assets.................................................7
         1.37     IPSE Books and Records......................................7
         1.38     IPSE Leased Property........................................8

                                           IPSE/Charter Asset Exchange Agreement


                                       (i)
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         1.39     IPSE Other Intangibles......................................8
         1.40     IPSE Other Real Property Interests..........................8
         1.41     IPSE Owned Property.........................................8
         1.42     IPSE Required Consents......................................8
         1.43     IPSE Systems Contracts......................................8
         1.44     IPSE Systems Franchises.....................................8
         1.45     IPSE Systems Licenses.......................................9
         1.46     IPSE Tangible Personal Property.............................9
         1.47     IPSE's Cable Business.......................................9
         1.48     Judgment....................................................9
         1.49     Knowledge...................................................9
         1.50     Leased Property.............................................9
         1.51     Legal Requirement...........................................9
         1.52     Lien.......................................................10
         1.53     Litigation.................................................10
         1.54     Losses.....................................................10
         1.55     MVPD.......................................................10
         1.56     Other Real Property Interests..............................10
         1.57     Owned Property.............................................10
         1.58     Party......................................................10
         1.59     Pay TV.....................................................10
         1.60     Permitted Liens............................................11
         1.61     Person.....................................................11
         1.62     Required Consents..........................................11
         1.63     Six-Month Date.............................................11
         1.64     System.....................................................11
         1.65     Systems Contracts..........................................11
         1.66     Systems Franchises.........................................11
         1.67     Systems Licenses...........................................11
         1.68     Tangible Personal Property.................................11
         1.69     Taxes......................................................12
         1.70     Third Party................................................12
         1.71     Transaction Documents......................................12
         1.72     Other Definitions..........................................12
         1.73     Usage......................................................14

2.       EXCHANGE............................................................14
         2.1      Exchange of Assets.........................................14
         2.2      Method of Exchange.........................................14

3.       CONSIDERATION.......................................................15
         3.1      Calculation of Values; Cash Consideration..................15

                                           IPSE/Charter Asset Exchange Agreement


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4.       ASSUMED LIABILITIES AND EXCLUDED ASSETS.............................15
         4.1      IPSE's Assumed Obligations and Liabilities.................15
         4.2      IPSE Excluded Assets.......................................16
         4.3      Charter's Assumed Obligations and Liabilities..............17
         4.4      Charter Excluded Assets....................................17

5.       CHARTER'S REPRESENTATIONS AND WARRANTIES............................18
         5.1      Organization and Qualification of Charter..................18
         5.2      Authority and Validity.....................................19
         5.3      No Conflict; Required Consents.............................19
         5.4      Assets.....................................................20
         5.5      Charter Systems Franchises, Charter Systems Licenses,
                  Charter Systems Contracts and Charter Other Real
                  Property Interests.........................................20
         5.6      Real Property..............................................22
         5.7      Environmental..............................................22
         5.8      Compliance with Legal Requirements.........................24
         5.9      Intellectual Property......................................26
         5.10     Financial Statements.......................................26
         5.11     Absence of Certain Changes or Events.......................26
         5.12     Litigation.................................................27
         5.13     Tax Returns; Other Reports.................................27
         5.14     Employment Matters.........................................27
         5.15     Charter Systems Information................................29
         5.16     Taxpayer Identification Number.............................30
         5.17     Finder and Brokers.........................................30
         5.18     Related Party Transactions.................................30

6.       IPSE'S REPRESENTATIONS AND WARRANTIES...............................30
         6.1      Organization and Qualification of IPSE.....................30
         6.2      Authority and Validity.....................................31
         6.3      No Conflict; Required Consents.............................31
         6.4      Assets.....................................................32
         6.5      IPSE Systems Franchises, IPSE Systems Licenses, IPSE
                  Systems Contracts and IPSE Other Real Property Interests...32
         6.6      Real Property..............................................34
         6.7      Environmental..............................................34
         6.8      Compliance with Legal Requirements.........................35
         6.9      Intellectual Property......................................37
         6.10     Financial Statements.......................................38
         6.11     Absence of Certain Changes or Events.......................38
         6.12     Litigation.................................................38

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         6.13     Tax Returns; Other Reports.................................39
         6.14     Employment Matters.........................................39
         6.15     IPSE Systems Information...................................40
         6.16     Taxpayer Identification Number.............................41
         6.17     Finder and Brokers.........................................41
         6.18     Related Party Transactions.................................41

7.       ADDITIONAL COVENANTS................................................41
         7.1      Access to Premises and Records.............................41
         7.2      Continuity and Maintenance of Operations, Certain
                  Deliveries and Notice......................................42
         7.3      Employees..................................................44
         7.4      Leased Vehicles; Other Capital Leases......................48
         7.5      Required Consents; Franchise Renewal.......................48
         7.6      Title Commitments and Surveys..............................52
         7.7      HSR Notification...........................................53
         7.8      Sales and Transfer Taxes...................................53
         7.9      Programming................................................53
         7.10     Updated Schedules..........................................54
         7.11     Use of Name and Logo.......................................54
         7.12     Transitional Billing Services..............................55
         7.13     Confidentiality and Publicity..............................55
         7.14     Bulk Transfer..............................................56
         7.15     Lien Searches..............................................56
         7.16     Further Assurances.........................................56
         7.17     Post-Closing Cooperation as to Rates.......................57
         7.18     Distant Broadcast Signals..................................58
         7.19     Environmental Assessment...................................59
         7.20     Year 2000 Matters..........................................60
         7.21     Satisfaction of Conditions.................................63
         7.22     Offers.....................................................63
         7.23     Retention of Books and Records.............................63
         7.24     Cooperation................................................63

8.       CONDITIONS PRECEDENT................................................63
         8.1      Conditions to Charter's Obligations........................63
         8.2      Conditions to IPSE's Obligations...........................65

9.       THE CLOSING.........................................................66
         9.1      The Closing; Time and Place................................66
         9.2      IPSE's Delivery Obligations................................67
         9.3      Charter's Delivery Obligations.............................68

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10.      TERMINATION AND DEFAULT.............................................69
         10.1     Termination Events.........................................69
         10.2     Effect of Termination......................................70

11.      SURVIVAL; REMEDIES..................................................70
         11.1     Survival of Representations, Warranties Covenants and
                  Agreements.................................................70
         11.2     Exclusive Remedy...........................................70
         11.3     Nonrecourse................................................70

12.      MISCELLANEOUS PROVISIONS............................................71
         12.1     Parties Obligated and Benefitted...........................71
         12.2     Notices....................................................71
         12.3     Right to Specific Performance..............................71
         12.4     Waiver.....................................................72
         12.5     Captions...................................................72
         12.6     Governing Law..............................................72
         12.7     Time.......................................................72
         12.8     Late Payments..............................................72
         12.9     Counterparts...............................................72
         12.10    Entire Agreement...........................................72
         12.11    Severability...............................................72
         12.12    Construction...............................................72
         12.13    Expenses...................................................73
         12.14    Risk of Loss...............................................73
         12.15    Tax Consequences...........................................73
         12.16    Commercially Reasonable Efforts............................73

                                           IPSE/Charter Asset Exchange Agreement


                                       (v)
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                                           IPSE/Charter Asset Exchange Agreement


                                      (vi)
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                                           IPSE/Charter Asset Exchange Agreement


                                      (vii)
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                                           IPSE/Charter Asset Exchange Agreement


                                     (viii)
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Exhibits:

Exhibit 9.2.2         -     Bill of Sale and Assignment and Assumption Agreement

Schedules:

Schedule 1.12         -     Charter Leased Property
Schedule 1.14         -     Charter Other Real Property Interests
Schedule 1.15         -     Charter Owned Property
Schedule 1.17         -     Charter Systems Contracts
Schedule 1.18         -     Charter Systems Franchises
Schedule 1.19         -     Charter Systems Licenses
Schedule 1.20         -     Charter Tangible Personal Property
Schedule 1.38         -     IPSE Leased Property
Schedule 1.40         -     IPSE Other Real Property Interests
Schedule 1.41         -     IPSE Owned Property
Schedule 1.43         -     IPSE Systems Contracts
Schedule 1.44         -     IPSE Systems Franchises
Schedule 1.45         -     IPSE Systems Licenses
Schedule 1.46         -     IPSE Tangible Personal Property
Schedule 3.1.1-A      -     IPSE System Value
Schedule 3.1.1-B      -     Charter System Value
Schedule 4.2(a)       -     IPSE Excluded Assets
Schedule 4.2(b)       -     Exceptions to IPSE Excluded Assets
Schedule 4.4(a)       -     Charter Excluded Assets
Schedule 4.4(b)       -     Exceptions to Charter Excluded Assets
Schedule 5.3          -     Charter Required Consents
Schedule 5.4.1        -     Charter Liens and Permitted Liens
Schedule 5.4.3        -     Charter Other Operators
Schedule 5.5.2        -     Charter Franchise Matters
Schedule 5.5.3        -     Charter Contract Matters
Schedule 5.6          -     Charter Real Property Matters
Schedule 5.7          -     Charter Environmental Matters
Schedule 5.8          -     Charter Compliance with Legal Requirements
Schedule 5.10         -     Charter Statements of Income
Schedule 5.11         -     Charter Changes and Events
Schedule 5.12         -     Charter Litigation
Schedule 5.13         -     Charter Tax Matters
Schedule 5.14         -     Charter Employee Matters
Schedule 5.15.1       -     Charter Systems Information
Schedule 5.15.2       -     Charter Systems
Schedule 5.18         -     Charter Related Party Transactions

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Schedule 6.3          -     IPSE Required Consents
Schedule 6.4.1        -     IPSE Liens and Permitted Liens
Schedule 6.4.3        -     IPSE Other Operators
Schedule 6.5.2        -     IPSE Franchise Matters
Schedule 6.5.3        -     IPSE Contract Matters
Schedule 6.6          -     IPSE Real Property Matters
Schedule 6.7          -     IPSE Environmental Matters
Schedule 6.8          -     IPSE Compliance with Legal Requirements
Schedule 6.10         -     IPSE Statements of Income
Schedule 6.11         -     IPSE Changes and Events
Schedule 6.12         -     IPSE Litigation
Schedule 6.13         -     IPSE Tax Matters
Schedule 6.14         -     IPSE Employee Matters
Schedule 6.15.1       -     IPSE Systems Information
Schedule 6.15.2       -     IPSE Systems
Schedule 6.18         -     IPSE Related Party Transactions
Schedule 7.2          -     Exceptions to Ordinary Course
Schedule 7.2-A        -     IPSE 1999 Budgets
Schedule 7.2-B        -     Charter 1999 Budgets
Schedule 7.2.4        -     Form of Monthly Report
Schedule 7.20.1(b)-A  -     IPSE's Year 2000 Assessment, High-Level Inventory
                            and Remediation Decisions
Schedule 7.20.1(b)-B  -     Charter's Year 2000 Assessment, High-Level Inventory
                            and Remediation Decisions
Schedule 7.20.1(c)-A  -     IPSE's Year 2000 Plan
Schedule 7.20.1(c)-B  -     Charter's Year 2000 Plan

                                           IPSE/Charter Asset Exchange Agreement


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                            ASSET EXCHANGE AGREEMENT

      THIS ASSET EXCHANGE AGREEMENT is made as of April __, 1999, by and among InterMedia Partners Southeast, a California general partnership ("IPSE"), on the one hand, and Charter Communications, LLC, a Delaware limited liability company, Charter Communications Properties, LLC, a Delaware limited liability company, and Marcus Cable Associates, L.L.C., a Delaware limited liability company (each, a "Charter Party" and collectively, "Charter"), on the other hand.

                                    RECITALS

A. The Charter Parties own and operate cable television systems that are franchised or hold other operating authority and operate in and around the municipalities listed on Schedule 5.15.2 (collectively, the "Charter Systems" and reference to any Charter Party's Systems will be deemed to refer to the Charter Systems owned and operated by such Charter Party).

            B. IPSE owns and operates cable television systems which are franchised or hold other operating authority and operate in and around the municipalities listed on Schedule 6.15.2 (collectively, the "IPSE Systems").

            C. This Agreement sets forth the terms and conditions upon which (i) the Charter Parties will convey, or cause to be conveyed, to IPSE substantially all of the assets comprising or used or useful in connection with Charter's Cable Businesses and (ii) IPSE will convey, or cause to be conveyed, to the Charter Parties substantially all of the assets comprising or used or useful in connection with IPSE's Cable Business, all in such a manner as to effect, to the extent reasonably possible, a like-kind exchange of such assets under Section 1031 of the United States Internal Revenue Code, as amended (the "Code").

            D. IPSE, Charter and certain of their respective Affiliates have entered into that certain Common Agreement (the "Common Agreement") pursuant to which they have agreed to certain issues common to each of the transfers made pursuant to this Agreement and to certain other related transactions (each as more fully described in the Common Agreement). The common issues addressed include revenue and working capital adjustments, closing conditions, and indemnification for breaches of representations, warranties, covenants and agreements.

                                           IPSE/Charter Asset Exchange Agreement


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                                   AGREEMENTS

      In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this Section 1 shall have the meanings set forth below:

      1.1 1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder.

      1.2 Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this Agreement, "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person. Notwithstanding the foregoing, prior to the Closing Date, (a) neither AT&T Corporation, Tele-Communications, Inc., nor any of their direct or indirect subsidiaries (collectively, the "AT&T Affiliates"), shall be considered Affiliates of IPSE for any purpose herein or hereunder; (b) neither Paul Allen, Vulcan Cable, Inc., Vulcan Cable II, Inc., Marcus Cable Properties, L.L.C. nor any other Person directly or indirectly controlled by Paul Allen that is not engaged in the cable television business (collectively, the "Allen Affiliates") shall be considered Affiliates of any Charter Party for any purpose herein or hereunder; and (c) InterMedia Partners, a California Limited Partnership, Brenmor Cable Partners, L.P. and TCID IP-V, Inc.,on the one hand, and IPSE, InterMedia Partners of West Tennessee, L.P., InterMedia Partners IV, L.P., and Robin Media Group, Inc., on the other hand, shall not be deemed Affiliates of each other.

      1.3 Agreement. This Asset Exchange Agreement.

      1.4 Antitrust Division. The Antitrust Division of the United States Department of Justice.

      1.5 Assets. The Charter Assets or the IPSE Assets, as the context requires.

      1.6 Basic Services. The lowest tier of service offered to subscribers of a System.

      1.7 Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in New York, New York, Denver, Colorado, San Francisco, California or St. Louis, Missouri are required or authorized to be closed.

                                           IPSE/Charter Asset Exchange Agreement


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      1.8 Cable Act. The Cable Communications Policy Act of 1984, as amended, and the FCC rules and regulations promulgated thereunder.

      1.9 Cable Business. Charter's Cable Businesses, or any of them, or IPSE's Cable Business, as the context requires.

      1.10 Charter Assets. All of the assets, privileges, contracts, licenses, permits, franchises, authorizations, rights, interests, claims and other properties, real and personal, tangible and intangible, of every type and description (a) which are owned, leased, held for, used or useful in, or otherwise related to, Charter's Cable Businesses, (b) in which any Charter Party or its Affiliate has any right, title or interest or in which any Charter Party or its Affiliate acquires any right, title or interest on or before the Closing Time, and (c) which are not Charter Excluded Assets. The Charter Assets include the Charter Tangible Personal Property, Charter Owned Property, Charter Leased Property, Charter Other Real Property Interests, Charter Systems Franchises, Charter Systems Licenses, Charter Systems Contracts, Charter Books and Records and Charter Other Intangibles. Reference to any Charter Party's Assets will be deemed to refer to the Charter Assets of such Charter Party.

      1.11 Charter Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and procedures and all other files of correspondence, lists, records and reports concerning Charter's Cable Businesses, including subscribers and prospective subscribers of the Charter Systems, signal and program carriage and dealings with Governmental Authorities with respect to the Charter Systems, including all reports filed with respect to the Charter Systems by or on behalf of any Charter Party or its Affiliate with the FCC and statements of account filed with respect to the Charter Systems by or on behalf of any Charter Party or its Affiliate with the U.S. Copyright Office, but excluding all documents, reports and records relating to any employee of the Charter Systems who has not given consent to disclosure of such documents, reports and records. Reference to any Charter Party's Books and Records will be deemed to refer to the Charter Books and Records included among such Charter Party's Assets.

      1.12 Charter Leased Property. The leaseholds of real property included among the Charter Assets and described as Charter Leased Property on Schedule
1.12. Reference to any Charter Party's Leased Property will be deemed to refer to the Charter Leased Property included among such Charter Party's Assets.

      1.13 Charter Other Intangibles. All intangible assets, other than the Charter Systems Franchises, Charter Systems Licenses and Charter Systems Contracts, including subscriber lists, claims (excluding any claims relating to Charter Excluded Assets), and Intellectual Property, if any, included among the Charter Assets. Reference to any Charter Party's Other Intangibles will be deemed to refer to the Charter Other Intangibles included among such Charter Party's Assets.

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      1.14 Charter Other Real Property Interests. The easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property held by any Charter Party or its Affiliate in connection with Charter's Cable Business, including those interests described as Charter Other Real Property Interests on Schedule 1.14, but not including Charter Leased Property or Charter Owned Property. Reference to any Charter Party's Other Real Property Interests will be deemed to refer to the Charter Other Real Property Interests included among such Charter Party's Assets.

      1.15 Charter Owned Property. The fee interests in the real property included among the Charter Assets and described as Charter Owned Property on
Schedule 1.15 and all improvements and towers thereon and appurtenances thereto. Reference to any Charter Party's Owned Property will be deemed to refer to the Charter Owned Property included among such Charter Party's Assets.

      1.16 Charter Required Consents. Any and all consents, authorizations and approvals under or in connection with the Charter Assets (including the Charter Systems Franchises, Charter Systems Licenses, and Charter Systems Contracts) or any Contract, Lien or Legal Requirement by which any Charter Party, any of its Affiliates or their respective Assets are bound, required (a) for each Charter Party to transfer its Assets to IPSE pursuant to this Agreement, (b) for IPSE to operate the Charter Systems and to own, lease, use and operate the Charter Assets and the Charter Systems at the places and in the manner in which the Charter Assets are used and the Charter Systems are operated as of the date of this Agreement and as of the Closing, or (c) for IPSE to assume and perform the Charter Systems Franchises, the Charter Systems Licenses, the Charter Systems Contracts and the IPSE Assumed Obligations and Liabilities.

      1.17 Charter Systems Contracts. All Contracts (other than Charter Systems Franchises and Charter Systems Licenses) that are included among the Charter Assets, including the lease agreements for Charter Tangible Personal Property, pole attachment agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, multiple dwelling, bulk billing or commercial service agreements and other Contracts described on Schedule 1.17 and the Contracts documenting Charter Leased Property and Charter Other Real Property Interests described on Schedules 1.12 and 1.14. Reference to any Charter Party's Systems Contracts will be deemed to refer to the Charter Systems Contracts included among such Charter Party's Assets.

      1.18 Charter Systems Franchises. The franchises, permits and similar authorizations included among the Charter Assets (other than the Charter Systems Licenses) described on Schedule 1.18, and all rights and benefits of the Charter Parties and their Affiliates pertaining thereto, including the rights and benefits arising under Section 626 of the Communications Act (47 U.S.C. 546) to the extent applicable to a Charter Systems Franchise. Reference to any

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Charter Party's Systems Franchises will be deemed to refer to the Charter
Systems Franchises included among such Charter Party's Assets.

      1.19 Charter Systems Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, earth station registrations, authorizations, consents or permits issued by the FCC or any other Governmental Authority included among the Charter Assets and described on Schedule 1.19 (other than the Charter Systems Franchises and Charter Systems Contracts) and all rights and benefits of the Charter Parties and their Affiliates pertaining thereto. Reference to any Charter Party's Systems Licenses will be deemed to refer to the Charter Systems Licenses included among such Charter Party's Assets.

      1.20 Charter Tangible Personal Property. All tangible personal property included among the Charter Assets, including towers (other than towers on Charter Owned Property which are fixtures thereon and a part thereof), tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are identified and described on Schedule 1.20. Reference to any Charter Party's Tangible Personal Property will be deemed to refer to the Charter Tangible Personal Property included among such Charter Party's Assets.

      1.21 Charter's Cable Businesses. The cable television businesses and other revenue-generating businesses and operations relating to the Charter Systems conducted by the Charter Parties and their Affiliates through the Charter Systems. Reference to any Charter Party's Cable Business will be deemed to refer to the Charter's Cable Business operated by such Charter Party.

      1.22 Closing. The closing of the exchange transactions contemplated by this Agreement.

      1.23 Closing Time. 11:59 p.m., Eastern time, on the Closing Date.

      1.24 Communications Act. The Communications Act of 1934, as amended, and the FCC rules and regulations promulgated thereunder.

      1.25 Contract. Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

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      1.26 Copyright Act. The Copyright Act of 1976, as amended, including all rules, regulations, orders and policies of the U.S. Copyright Office thereunder applicable to cable television systems generally.

      1.27 Environmental Law. Any Legal Requirement relating to pollution or the protection of public health, safety, welfare or the environment, including CERCLA, OSHA and RCRA and including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

      1.28 ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

      1.29 ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

      1.30 Expanded Basic Services. Any video programming provided over a cable television system, regardless of service tier, other than Basic Services and Pay TV.

      1.31 FCC. The Federal Communications Commission.

      1.32 Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, body, county, municipality, province, parish or other instrumentality of any of the foregoing.

      1.33 Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by a Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a significant hazard or potential significant hazard to the Owned Property or Other Real Property Interests or to Persons in or about the Owned Property or Other Real Property Interests or cause the Owned Property or Other Real Property Interests to be in violation of any Legal Requirements; (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. ss.ss. 6901) and the rules and regulations promulgated thereunder; (c) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (d) any

                                           IPSE/Charter Asset Exchange Agreement
substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. ss. 2601 et seq.) or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. ss. 136 et seq.), each, as amended, and the rules and regulations promulgated thereunder; (e) asbestos or asbestos- containing material of any kind or character; (f) polychlorinated biphenyls; (g) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (h) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act (33 U.S.C. ss. 1251 et seq.); (i) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 135 et seq.); (j) any substance the presence, use, handling, treatment, storage or disposal of which on the Owned Property or Leased Property is regulated or prohibited by any Environmental Law; and (k) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

      1.34 HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      1.35 Intellectual Property. With respect to any Cable Business, any (a) trademarks, trade dress, trade names, service marks, logos and other similar proprietary rights, (b) domain names, (c) copyrights and (d) patents and patentable know-how, inventions and processes, in each case used in such Cable Business.

      1.36 IPSE Assets. All of the assets, privileges, contracts, licenses, permits, franchises, authorizations, rights, interests, claims and other properties, real and personal, tangible and intangible, of every type and description (a) which are owned, leased, held for, used or useful in, or otherwise related to, IPSE's Cable Business, (b) in which IPSE or any Affiliate of IPSE has any right, title or interest or in which IPSE or any Affiliate of IPSE acquires any right, title or interest on or before the Closing Time, and
(c) which are not IPSE Excluded Assets. The IPSE Assets include the IPSE Tangible Personal Property, IPSE Owned Property, IPSE Leased Property, IPSE Other Real Property Interests, IPSE Systems Franchises, IPSE Systems Licenses, IPSE Systems Contracts, IPSE Books and Records and IPSE Other Intangibles.

      1.37 IPSE Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and procedures and all other files of correspondence, lists, records and reports concerning IPSE's Cable Business, including subscribers and prospective subscribers of the IPSE Systems, signal and program carriage and dealings with Governmental Authorities with respect to the IPSE Systems, including all reports filed with respect to the IPSE Systems by or on behalf of IPSE or any Affiliate of IPSE with the FCC and statements of account filed with respect to the IPSE Systems by or on behalf of IPSE or any Affiliate of IPSE with the U.S. Copyright Office, but excluding all documents, reports and records relating to any employee of the IPSE Systems who has not given consent to disclosure of such documents, reports and records.

                                           IPSE/Charter Asset Exchange Agreement

      1.38 IPSE Leased Property. The leaseholds of real property included among the IPSE Assets and described as IPSE Leased Property on Schedule 1.38.

      1.39 IPSE Other Intangibles. All intangible assets, other than the IPSE Systems Franchises, IPSE Systems Licenses and IPSE Systems Contracts, including subscriber lists, claims (excluding any claims relating to IPSE Excluded Assets), and Intellectual Property, if any, included among the IPSE Assets.

      1.40 IPSE Other Real Property Interests. The easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property held by IPSE or any Affiliate of IPSE in connection with IPSE's Cable Business, including those interests described as IPSE Other Real Property Interests on Schedule 1.40, but not including IPSE Leased Property or IPSE Owned Property.

      1.41 IPSE Owned Property. The fee interests in the real property included among the IPSE Assets and described as IPSE Owned Property on Schedule 1.41 and all improvements and towers thereon and appurtenances thereto.

      1.42 IPSE Required Consents. Any and all consents, authorizations and approvals under or in connection with the IPSE Assets (including the IPSE Systems Franchises, IPSE Systems Licenses, and IPSE Systems Contracts) or any Contract, Lien or Legal Requirement by which IPSE, any of its Affiliates or their respective Assets are bound, required (a) for IPSE to transfer the IPSE Assets to the Charter Parties pursuant to this Agreement, (b) for the Charter Parties to operate the IPSE Systems and to own, lease, use and operate the IPSE Assets and the IPSE Systems at the places and in the manner in which the IPSE Assets are used and the IPSE Systems are operated as of the date of this Agreement and as of the Closing, or (c) for the Charter Parties to assume and perform the IPSE Systems Franchises, the IPSE Systems Licenses, the IPSE Systems Contracts and the Charter Assumed Obligations and Liabilities.

      1.43 IPSE Systems Contracts. All Contracts (other than IPSE Systems Franchises and IPSE Systems Licenses) that are included among the IPSE Assets, including the lease agreements for IPSE Tangible Personal Property, pole attachment agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, multiple dwelling, bulk billing or commercial service agreements and other Contracts described on Schedule 1.43 and the Contracts documenting IPSE Leased Property and IPSE Other Real Property Interests described on Schedules 1.38 and 1.40.

      1.44 IPSE Systems Franchises. The franchises, permits and similar authorizations included among the IPSE Assets (other than IPSE Systems Licenses) described on Schedule 1.44, and all rights and benefits of IPSE and its Affiliates pertaining thereto,

                                           IPSE/Charter Asset Exchange Agreement
including the rights and benefits arising under Section 626 of the Communications Act (47 U.S.C. 546) to the extent applicable to an IPSE Systems Franchise.

      1.45 IPSE Systems Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, earth station registrations, authorizations, consents or permits issued by the FCC or any other Governmental Authority included among the IPSE Assets and described on Schedule 1.45 (other than the IPSE Systems Franchises and IPSE Systems Contracts) and all rights and benefits of IPSE and its Affiliates pertaining thereto.

      1.46 IPSE Tangible Personal Property. All tangible personal property included among the IPSE Assets, including towers (other than towers on IPSE Owned Property which are fixtures thereon and a part thereof), tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are identified and described on Schedule 1.46.

      1.47 IPSE's Cable Business. The cable television businesses and other revenue-generating businesses and operations relating to the IPSE Systems conducted by IPSE or an Affiliate of IPSE through the IPSE Systems.

      1.48 Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

      1.49 Knowledge. The actual knowledge of a particular matter with respect to any System of (a) in the case of any Charter System, Jerald L. Kent, Kent D. Kalkwarf, Curtis S. Shaw, David G. Barford, Greg Nydegger or Charlotte Bragg,
(b) in the case of any IPSE System, Frank S. Crawford, Robert J. Lewis, Rodney
M. Royse, Edon V. Smith or Thomas R. Stapleton, and (c) in addition to those Persons described in (a) and (b) above, the general manager or one or more of the managers of the System.

      1.50 Leased Property. Charter Leased Property or IPSE Leased Property, as the context requires.

      1.51 Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment.

                                           IPSE/Charter Asset Exchange Agreement

      1.52 Lien. Any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien (including any lien for Taxes), indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to, defect in, or other condition adversely affecting title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, protrusions, easements, rights-of-way, rights of first refusal, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Systems License, Systems Franchise, Systems Contract or otherwise.

      1.53 Litigation. Any claim, action, suit, proceeding, arbitration, investigation or hearing that could result in a Judgment, any other activity or procedure that could reasonably be expected to result in a Judgment, or any notice of any of the foregoing.

      1.54 Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and, as applicable, the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought.

      1.55 MVPD. A distributor of cable television services, multichannel multi point distribution service, direct broadcast satellite service or television receive-only satellite programming, who makes available for purchase, by subscribers or customers, multiple channels of video programming, other than Persons distributing such services only to multiple dwelling unit or other commercial customers (including hotels, motels, resorts, hospitals, dormitories, prisons, restaurants, bars and similar establishments).

      1.56 Other Real Property Interests. The Charter Other Real Property Interests or the IPSE Other Real Property Interests, as the context requires.

      1.57 Owned Property. Charter Owned Property or IPSE Owned Property, as the context requires.

      1.58 Party. Charter or IPSE, as the context requires.

      1.59 Pay TV. Premium programming services selected by and sold to subscribers on a per channel or per program basis.

                                           IPSE/Charter Asset Exchange Agreement

      1.60 Permitted Liens. (a) Liens for Taxes, assessments and governmental charges, in each case not yet due and payable, (b) zoning laws or ordinances or any similar Legal Requirements, (c) rights reserved to any Governmental Authority to regulate the affected property, (d) Liens described on Schedule
5.4.1 (with respect to Charter) and Schedule 6.4.1 (with respect to IPSE), (e) as to Leased Property or Tangible Personal Property that is leased, the interests of the lessors thereof, and (f) as to Owned Property, Leased Property and Other Real Property Interests, any easements, rights-of-way, servitudes, conditions, covenants, restrictions and minor imperfections or irregularities in title, in each case, which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability of the applicable Party to own, use, enjoy or operate the Owned Property, Leased Property or Other Real Property Interests in the manner currently used or to convey good, marketable and indefeasible fee simple title to the same; provided that "Permitted Liens" will not include any Lien which could prevent or inhibit in any way (other than as permitted under clause (f)) the conduct of the business of the affected System, and provided further that classification of any Lien as a "Permitted Lien" will not affect any liability which a Party may have for any such Lien, including pursuant to any indemnity obligation under this Agreement.

      1.61 Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

      1.62 Required Consents. The Charter Required Consents or the IPSE Required Consents, as the context requires.

      1.63 Six-Month Date. The date that is six months after the Closing Date.

      1.64 System. Any of the Charter Systems or the IPSE Systems, as the context requires.

      1.65 Systems Contracts. The Charter Systems Contracts or the IPSE Systems Contracts, as the context requires.

      1.66 Systems Franchises. The Charter Systems Franchises or the IPSE Systems Franchises, as the context requires.

      1.67 Systems Licenses. The Charter Systems Licenses or the IPSE Systems Licenses, as the context requires.

      1.68 Tangible Personal Property. The Charter Tangible Personal Property or the IPSE Tangible Personal Property, as the context requires.

                                           IPSE/Charter Asset Exchange Agreement

      1.69 Taxes. Levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto. For purposes of determining any Tax cost or Tax benefit to any Person, such amount will be the actual cost or benefit recognized by such Person at the time of actual payment of the additional Tax or actual receipt of the Tax benefit. In the event that any Loss, payment or other amount is required to be determined on an after-Tax basis, such payment or other amount will be determined without regard to any Tax cost or Tax benefit not actually recognized at the time of the determination, and appropriate adjustments will be made when and to the extent that such Tax cost or Tax benefit is actually recognized.

      1.70 Third Party. Any Person other than IPSE and its Affiliates or Charter and its Affiliates.

      1.71 Transaction Documents. The Common Agreement and all instruments and documents described in Sections 9.2 and 9.3 which are being executed and delivered by or on behalf of any Charter Party or IPSE in connection with this Agreement or the transactions contemplated hereby.

      1.72 Other Definitions. The following terms have the meanings set forth in the sections indicated in the table below:

Term                                                           Section
----                                                           -------

Agent's Fees                                                    5.17
Allen Affiliates                                                 1.2
ALTA                                                             7.6
AT&T Affiliates                                                  1.2
Cash Consideration                                              3.1.1
Charter Party                                              First Paragraph
Charter Excluded Assets                                          4.4
Charter Matching Franchise                                    7.5.5(a)
Charter Retained Franchise                                    7.5.5(b)
Charter System Value                                            3.1.1
Charter Systems                                               Recital A
Charter's Assumed Obligations and Liabilities                    4.3
Closing Date                                                     9.1
Code                                                          Recital C
commercially reasonable efforts                                 12.16
Common Agreement                                              Recital D

                                           IPSE/Charter Asset Exchange Agreement

Computer and Other Systems                                    7.20.1(a)
Confidential Information                                       7.13.1
control                                                          1.2
Cost of Service Election                                        5.8.4
Exchange                                                         2.1
FCC Rate Forms                                                  5.8.4
FTC                                                              7.7
Hired Employee                                                7.3.6(a)
IPSE                                                       First Paragraph
IPSE Excluded Assets                                             4.2
IPSE Matching Franchise                                       7.5.5(b)
IPSE Retained Franchise                                       7.5.5(a)
IPSE System Value                                               3.1.1
IPSE Systems                                                  Recital B
IPSE's Assumed Obligations and Liabilities                       4.1
Matching Franchise                                            7.5.5(a)
New Properties                                                 7.10(b)
Nonrecourse                                                     11.3
Operating Agreements                                          7.5.5(c)
Phase I Assessment                                             7.19.1
Phase II Assessment                                            7.19.1
Primary Transfer                                              7.5.5(d)
Prime Rate                                                      12.8
Retained Franchise                                            7.5.5(a)
Subsequent Transfer                                           7.5.5(e)
Surveys                                                          7.6
Survival Period                                                 11.1
System Employees                                                7.3.1
Taking                                                          12.14
Third Party Testing                                           7.20.2(c)
Title Commitments                                                7.6
Title Company                                                    7.6
Title Defect                                                     7.6
Transfer Tax Returns                                             7.8
Transfer Taxes                                                   7.8
Transferee Party                                               7.17.3
Transferor Party                                               7.17.3
Transitional Billing Services                                   7.12
WARN                                                           5.14.1
Year 2000 High-Level Inventory,
Assessment and Remediation Decisions                          7.20.1(b)
Year 2000 Plan                                                7.20.1(c)

                                           IPSE/Charter Asset Exchange Agreement

Year 2000 Ready or Year 2000 Readiness                        7.20.1(d)
Year 2000 Remediation Program                                 7.20.1(e)

      1.73 Usage. The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under generally acceptable accounting principles as in effect from time to time in the United States, consistently applied.

2. EXCHANGE.

      2.1 Exchange of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, IPSE and the Charter Parties agree to exchange simultaneously the IPSE Assets for the Charter Assets, free and clear of all Liens (except Permitted Liens) (the "Exchange"), including the assignment and transfer of all interests in Leased Property and leased Tangible Personal Property. IPSE and the Charter Parties agree to use all reasonable efforts to structure the Exchange in such a way that to the extent reasonably possible it will be a tax free exchange of like-kind assets under Section 1031 of the Code, including either Party's assignment of its rights under this Agreement to a "qualified intermediary" engaged by such Party to effectuate a deferred like-kind exchange under Section 1031 of the Code.

      2.2 Method of Exchange. The Exchange is to occur as follows: (A) the IPSE Tangible Personal Property and the Charter Tangible Personal Property are being exchanged each for the other in "Exchange Groups" as defined under Internal Revenue Regulations Sections 1.1031(a)-2 and 1.1031(j)-1(b)(2); (B) the IPSE Owned Property, IPSE Leased Property and IPSE Other Real Property Interests, and the Charter Owned Property, Charter Leased Property and Charter Other Real Property Interests, are being exchanged each for the

                                           IPSE/Charter Asset Exchange Agreement
other; and (C) the IPSE Systems Contracts, IPSE Systems Franchises, IPSE Systems Licenses and IPSE Other Intangibles, and the Charter Systems Contracts, Charter Systems Franchises, Charter Systems Licenses and Charter Other Intangibles, are being exchanged each for the other, in each case to the maximum extent permitted by Section 1031 of the Code and the regulations promulgated thereunder. Liabilities assumed or taken subject to by each Party are being exchanged each for the other to the maximum extent permitted under Section 1031 of the Code and regulations thereunder.

3. CONSIDERATION. Each Party agrees that cash consideration will be paid at Closing by either IPSE to the Charter Parties or by the Charter Parties to IPSE, and that such amount will be determined as follows:

      3.1 Calculation of Values; Cash Consideration.

            3.1.1 For the purposes of this Agreement, the gross value of the IPSE Assets comprising all of the IPSE Systems, in the aggregate, shall be as set forth on Schedule 3.1.1- A (each, an "IPSE System Value") and the gross value of the Charter Assets comprising all of the Charter Systems, in the aggregate, shall be as set forth on Schedule 3.1.1-B (each, a "Charter System Value"). The gross value of the IPSE Systems and the gross value of the Charter Systems shall be adjusted in accordance with the provisions of the Common Agreement. At the Closing, IPSE (or its permitted assignee) will pay to the Charter Parties (or their permitted assignees), or the Charter Parties (or their permitted assignees) will pay (without duplication) to IPSE (or its permitted assignee), as appropriate, an amount in cash to be determined pursuant to the Common Agreement (the "Cash Consideration"), which payment shall then be deemed made pursuant and subject to this Agreement. Preliminary and final determinations of the Cash Consideration will be made in accordance with the Common Agreement.

4. ASSUMED LIABILITIES AND EXCLUDED ASSETS.

                                           IPSE/Charter Asset Exchange Agreement

      4.1 IPSE's Assumed Obligations and Liabilities. At the Closing and effective as of the Closing Time, IPSE will assume and after the Closing Date, IPSE will pay, discharge and perform the following (collectively, "IPSE's Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Charter Assets assigned and transferred to IPSE at the Closing; (b) those obligations and liabilities of Charter for subscriber prepayments and deposits related to the Charter Systems existing at the Closing Time; (c) other obligations and liabilities of the Charter Parties only to the extent that the Adjusted Value of the Charter Systems was decreased with respect thereto pursuant to Section 2.2 of the Common Agreement; and, (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of IPSE's ownership, use or operation of the Charter Assets (including those items listed or described on Schedule 4.4(b)) or its operation of, or conduct of business through, the Charter Systems after the Closing (including with respect to late fees that may be charged by IPSE after the Closing to subscribers of the Charter Systems) except to the extent that such obligations or liabilities relate to any Charter Excluded Asset. All obligations and liabilities arising out of or relating to the Charter Assets, the Charter Systems or Charter's Cable Businesses other than IPSE's Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of the Charter Parties, including any obligation, liability or claims relating to or arising pursuant to (w) Taxes (including franchise fees) with respect to periods or portions thereof ending on or prior to the Closing Date, (x) refunds of rates, charges or late fees with respect to periods through and including the Closing Date, (y) Litigation commenced, or related to an event occurring, on or prior to the Closing Date, or (z) credit, loan or other agreements pursuant to which the Charter Parties have created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any Charter Asset.

      4.2 IPSE Excluded Assets. "IPSE Excluded Assets" means all: (a) programming Contracts (including music programming Contracts), cable guide Contracts, and Contracts to which IPSE and one or more Affiliates of IPSE or other cable systems of IPSE or its Affiliates are parties (including master retransmission consent agreements and master billing, collection and related agreements), other than any such Contracts (such as local programming agreements) listed on Schedule 4.2(b); (b) except as set forth on Schedule 4.2(b), each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which IPSE or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of IPSE or any of its ERISA Affiliates participate; (c) except as provided in Section 12.14, insurance policies and rights and claims thereunder; (d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable; (f) except as set forth on Schedule 4.2(b) and subject to Section 7.11, Intellectual Property held by IPSE or any of its Affiliates; (g) except as set forth on
Schedule 4.2(b), subscriber billing Contracts and related equipment if not owned by IPSE or any Affiliate of IPSE; (h) assets, rights or properties of IPSE or its

                                           IPSE/Charter Asset Exchange Agreement

Affiliates used or held for use other than principally in connection with the IPSE Systems; (i) except for any items for which the Adjusted Value of the IPSE Systems is increased under Section 2.2 of the Common Agreement, claims, rights, and interest in and to any refunds of Taxes or fees of any nature, or other claims against third parties, relating to the operation of the IPSE Systems prior to the Closing Time; (j) account books of original entry, general ledgers, financial records, minute books, stock ledgers, organizational documents and, to the extent not included in the IPSE Books and Records, personnel files and records, in each case used in connection with the IPSE Systems; (k) except for the leases described on Schedule 4.2(b), capital and vehicle leases; (l) advertising sales agency or representation Contracts providing any Third Party or Affiliate of IPSE the right to sell available advertising time for an IPSE System other than any such Contract listed on Schedule 4.2(b); (m) to the extent licensed pursuant to a master license agreement or not otherwise transferable, software of IPSE or any Affiliate of IPSE and licenses relating to Third Party software; (n) Contracts for any fiber or fiber capacity lease or use arrangements that provide to any Third Party or Affiliate of IPSE the right to use any fiber or capacity of an IPSE System other than any such Contract listed on Schedule 4.2(b); (o) except as set forth on Schedule 4.2(b), Contracts for any internet access or on-line services arrangements that provide to any Third Party or Affiliate of IPSE the right to use the transmission capacity of an IPSE System to provide internet access or other on-line services over such IPSE System; (p) except as set forth on Schedule 4.2(b), Contracts between IPSE and its Affiliates; and (q) other rights, assets and properties described on
Schedule 4.2(a).

      4.3 Charter's Assumed Obligations and Liabilities. At the Closing and effective as of the Closing Time, the Charter Parties will assume and after the Closing Date, the Charter Parties will pay, discharge and perform the following (collectively, "Charter's Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the IPSE Assets assigned and transferred to the Charter Parties at the Closing; (b) those obligations and liabilities of IPSE for subscriber prepayments and deposits related to the IPSE Systems existing at the Closing Time; (c) other obligations and liabilities of IPSE only to the extent that the Adjusted Value of the IPSE Systems was decreased with respect thereto pursuant to Section 2.2 of the Common Agreement; and (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of the Charter Parties' ownership, use or operation of the IPSE Assets (including those items listed or described on Schedule 4.2(b)) or its operation of, or the conduct of business through, the IPSE Systems after the Closing (including with respect to late fees that may be charged by the Charter Parties after the Closing to subscribers of the IPSE Systems), except to the extent that such obligations or liabilities relate to any IPSE Excluded Asset. All obligations and liabilities arising out of or relating to the IPSE Assets, the IPSE Systems or IPSE's Cable Business other than Charter's Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of IPSE including any obligation, liability or claims relating to or arising pursuant to (w) Taxes (including franchise fees) with respect to periods or portions thereof ending on or prior to the Closing Date,

                                           IPSE/Charter Asset Exchange Agreement

(x) refunds of rates, charges or late fees with respect to periods through and including the Closing Date, (y) Litigation commenced, or related to an event occurring, on or prior to the Closing Date, or (z) credit, loan or other agreements pursuant to which IPSE has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any IPSE Asset.

      4.4 Charter Excluded Assets. "Charter Excluded Assets" means all: (a) programming Contracts (including music programming Contracts), cable guide Contracts, and Contracts to which the Charter Parties one or more Affiliates of the Charter Parties or other cable systems of the Charter Parties or their Affiliates are parties (including master retransmission consent agreements and master billing, collection and related agreements), other than any such Contracts (such as local programming agreements) listed on Schedule 4.4(b), (b) except as set forth on Schedule 4.4(b), each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which any Charter Party or any of their ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of any Charter Party or any of their ERISA Affiliates participate; (c) except as provided in Section 12.14, insurance policies and rights and claims thereunder; (d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable; (f) except as set forth on Schedule 4.4(b), and subject to Section 7.11, Intellectual Property held by Charter or any of its Affiliates; (g) except as set forth on Schedule 4.4(b), subscriber billing Contracts and related equipment if not owned by the Charter Parties or any Affiliate of the Charter Parties; (h) assets, rights or properties of the Charter Parties or their Affiliates used or held for use other than principally in connection with the Charter Systems; (i) except for any items for which the Adjusted Value of the Charter Systems is increased under
Section 2.2 of the Common Agreement, claims, rights, and interest in and to any refunds of Taxes or fees of any nature, or other claims against third parties, relating to the operation of the Charter Systems prior to the Closing Time; (j) account books of original entry, general ledgers, financial records, minute books, stock ledgers, organizational documents and, to the extent not included in the Charter Books and Records, personnel files and records, in each case used in connection with the Charter Systems; (k) except for the leases described on
Schedule 4.4(b), capital and vehicle leases; (l) advertising sales agency or representation Contracts providing any Third Party or Affiliate of Charter the right to sell available advertising time for a Charter System other than any such Contract listed on Schedule 4.4(b); (m) to the extent licensed pursuant to a master license agreement or otherwise not transferable, software of the Charter Parties or any Affiliate of the Charter Parties and licenses relating to Third Party software; (n) Contracts for any fiber or fiber capacity lease or use arrangements that provide to any Third Party or Affiliate of Charter the right to use any fiber or capacity of a Charter System other than any such Contract listed on Schedule 4.4(b); (o) except as set forth on Schedule 4.4(b), Contracts for any internet access or on-line services arrangements that provide to any Third Party or Affiliate of Charter the right to use the transmission capacity of a Charter System to provide

                                           IPSE/Charter Asset Exchange Agreement
internet access or other on-line services over such Charter System; (p) except as set forth on Schedule 4.4(b), Contracts between any Charter Party and its Affiliates; and (q) other rights, assets and properties described on Schedule 4.4(a).

5. CHARTER'S REPRESENTATIONS AND WARRANTIES. Each Charter Party represents and warrants to IPSE, jointly and severally, as of the date of this Agreement and as of the Closing, as follows:

      5.1 Organization and Qualification of Charter. Such Charter Party is a single-member limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. As of the Closing Date, such Charter Party will be treated for federal income tax purposes as a disregarded entity with respect to Charter Communications Operating LLC under Treasury Regulation ss. 301.7701-3(b)(1)(ii). Such Charter Party has all requisite power and authority to own, lease and use the Charter Assets owned, leased or used by it and to conduct its Cable Business as it is currently being conducted by it. As of the date of this Agreement, such Charter Party is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Charter Assets owned, leased or used by it or the nature of its activities in connection with its Charter Systems makes such qualification necessary.

      5.2 Authority and Validity. Such Charter Party has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by such Charter Party of, its performance under, and its consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by all action by or on behalf of such Charter Party. This Agreement has been, and when executed and delivered by such Charter Party the Transaction Documents to which it is a party will be, duly and validly executed and delivered by such Charter Party and the valid and binding obligations of such Charter Party, enforceable against it in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

      5.3 No Conflict; Required Consents. Except as set forth on Schedule 5.3, and assuming all IPSE Required Consents have been obtained and the expiration or earlier termination of the waiting period under the HSR Act has occurred, the execution and delivery by such Charter Party of, its performance under, and its consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party do not and will not: (a) conflict with or violate any provision of the organizational documents of such Charter Party; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other

                                           IPSE/Charter Asset Exchange Agreement
document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of such Charter Party under, or (iv) result in the creation or imposition of any Lien under any Charter Systems Contract, Charter Systems Franchise, Charter Systems License, or other instrument evidencing any of the Charter Assets or by which such Charter Party or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have an adverse effect on any of such Charter Party's Systems, its Cable Business or on such Charter Party, or on its ability to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

      5.4 Assets.

            5.4.1 Such Charter Party has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) its Assets. None of the Allen Affiliates has any right, title or interest in or to any of the Charter Assets. The Charter Assets are free and clear of all Liens, except Permitted Liens and rights of first refusal which will be waived at Closing by the Person holding such rights. All of the Liens described on Schedule 5.4.1 (except for those marked with an asterisk on Schedule 5.4.1) will be terminated, released or, in the case of rights of first refusal (except for those listed on Schedule 5.4.1), waived, as appropriate, at or prior to the Closing. Except as described on Schedule 1.20, such Charter Party's Tangible Personal Property, as an integrated system and in its component parts, is in good operating condition and repair (ordinary wear and tear and routine failures excepted) and is usable and adequate for the operation of such Charter Party's Cable Business.

            5.4.2 Except for items included in the Charter Excluded Assets, such Charter Party's Assets constitute substantially all the assets necessary to (a) conduct its Cable Business as it is being conducted on the date of this Agreement and in compliance with all applicable Legal Requirements, (b) to operate its Systems as they are being operated on the date of this Agreement and in compliance with all applicable Legal Requirements and (c) to perform all of IPSE's Assumed Obligations and Liabilities.

            5.4.3 Except as described on Schedule 5.4.3, and other than direct broadcast satellite and satellite master antenna television, with respect to each area in which such Charter Party's Systems currently provide cable television service: (i) no Person is operating a cable television system or other non-satellite MVPD other than a Charter System in such area; (ii) no local franchising authority has awarded a cable television franchise in such area to any

                                           IPSE/Charter Asset Exchange Agreement

Person other than a Charter Party; and (iii) to the Knowledge of such Charter Party, no MVPD has applied for a cable television franchise to serve such area.

      5.5 Charter Systems Franchises, Charter Systems Licenses, Charter Systems Contracts and Charter Other Real Property Interests.

            5.5.1 Except as described on Schedules 1.12, 1.14, 1.17, 1.18 and 1.19, and except for the Charter Excluded Assets, Charter is not bound or affected by any of the following that relate primarily or in whole to its Cable
Business: (a) leases of real property or capital leases of personal property;
(b) operating leases of personal property that are terminable upon more than 30 days notice and that contemplate annual lease payments in excess of $20,000; (c) franchises for the construction or operation of cable television systems or Charter Systems Contracts of substantially equivalent effect; (d) licenses, authorizations, consents or permits of the FCC; (e) other licenses, authorizations, consents or permits of any other Governmental Authority, individually or in the aggregate, material to any Charter System; (f) easements or rights of access, individually or in the aggregate, material to any Charter System; (g) pole attachment agreements, underground conduit agreements, crossing agreements, retransmission consent agreements or bulk or commercial service agreements, individually or in the aggregate, material to any Charter System; or
(h) Charter Systems Contracts other than those described in any other clause of this Section 5.5.1 which contemplate payments by or to Charter in any 12-month period exceeding $25,000 under any single contract or $100,000 in the aggregate.

            5.5.2 Complete and correct copies of such Charter Party's Systems Franchises and Systems Licenses have been provided to IPSE. Except as set forth on Schedule 5.5.2, (a) such Charter Party's Systems Franchises contain all of the commitments and obligations of such Charter Party to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of its Systems, and (b) other than as set forth in Charter Party's Systems Franchises, such Charter Party has not made any commitment to any local franchising authority to make any material expenditure or capital addition or betterment to any of its Systems or Assets that will not be fulfilled or satisfied prior to the Closing Time. Such Charter Party's Systems Franchises and Systems Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any such Charter Party, and to such Charter Party's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any other Person, of any material obligations under any of such Charter Party's Systems Franchises or Systems Licenses. Except for routine filings with Governmental Authorities and as described on Schedule 5.5.2, there are no applications relating to any of such Charter Party's Systems Franchise or Systems License pending before any Governmental Authority which are material to any of its Systems or its Cable Business. Except where a request for renewal has been timely filed under Section

                                           IPSE/Charter Asset Exchange Agreement

626(a) of the Cable Act, since December 31, 1998, no Systems Franchise or Systems License of such Charter Party has been surrendered by such Charter Party or has expired or otherwise terminated without the issuance of a replacement Charter Systems Franchise or Charter Systems License. There is no legal action, governmental proceeding or investigation pending or, to such Charter Party's Knowledge, threatened to terminate, suspend or modify any Systems Franchise or Systems License of such Charter Party. Except as set forth on Schedule 5.5.2, such Charter Party is, or will be as of the Closing Date, in material compliance with the terms and conditions of all its Systems Franchises and Systems Licenses and other applicable requirements of all Governmental Authorities (including the FCC and the U.S. Copyright Office) relating to such Charter Systems Franchises and Charter Systems Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

            5.5.3 Such Charter Party has delivered to IPSE true and complete copies of all of such Charter Party's Systems Contracts (including each Contract relating to Charter Leased Property and Charter Other Real Property Interests), including any amendments thereto (or, in the case of oral Contracts, true and complete written summaries thereof) and each document evidencing such Charter Party's ownership of its Owned Property. Except as described in Schedule 5.5.3, such Charter Party has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under each of its Contracts and, to the Knowledge of such Charter Party, there has not occurred any default (without regard to requirements of notice, lapse of time, elections of other Persons, or any combination thereof) by any other Person of any material obligations under any of its Contracts or Real Property Interests.

      5.6 Real Property. All the Assets of such Charter Party consisting of Charter Owned Property, Charter Leased Property and material Charter Other Real Property Interests are described on Schedules 1.12, 1.14 and 1.15. Except for ordinary wear and tear and routine repairs and as set forth on Schedule 5.6, all of the improvements, leasehold improvements and the premises of such Charter Party's Owned Property and the premises demised under the leases and other documents evidencing such Charter Party's Leased Property and are in good condition and repair and are suitable for the purposes used. Each parcel of such Charter Party's Owned Property and each parcel of such Charter Party's Leased Property and any improvements thereon (a) has access to and over public streets or private streets for which such Charter Party has a valid right of ingress and egress, (b) except as set forth on Schedule 1.12 or 1.14, conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, (c) conforms in all material respects in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel (of record, with respect to Charter Owned Property, or of record or as set forth in an agreement listed on Schedule 1.12 or 1.14 with respect to Charter Leased Property or Charter Other Real Property Interests), and (d) is available for immediate use in the conduct

                                           IPSE/Charter Asset Exchange Agreement
of the business or operations of such Charter Party's Systems. There are no pending condemnation, expropriation, eminent domain or similar proceedings of which such Charter Party has received notice or has Knowledge affecting, in any material respect, all or any portion of such Charter Party's Owned Property, Leased Property, or Other Real Property Interests. Such Charter Party has good and marketable title to each such parcel of real property included in its Owned Property and in all buildings, structures and improvements thereon, in each case free and clear of all Liens except for Permitted Liens.

      5.7 Environmental.

            5.7.1 Except as described on Schedule 5.7, such Charter Party is in material compliance with all Environmental Laws, insofar as they relate to its Owned Property or Leased Property. Except as described on Schedule 5.7, such Charter Party has not received any notice of, and has no Knowledge of, any alleged, actual, or potential responsibility for, or any inquiry regarding, (i) any release or threatened release of any Hazardous Substances from or on its Owned Property or Leased Property, or (ii) any material violation of any Environmental Laws associated with its Owned Property or Leased Property. Except as described on Schedule 5.7, to such Charter Party's Knowledge, its own operations on its Other Real Property Interests do not violate any Environmental Laws in any material respect, and such Charter Party has received no notice of any such violation. Except as described on Schedule 5.7, such Charter Party has not received any notice of, and has no Knowledge of circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on its Owned Property or Leased Property), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance from or attributable to its Owned Property or Leased Property.

            5.7.2 Except as described on Schedule 5.7, to such Charter Party's Knowledge, (a) no aboveground or underground storage tanks are currently or have been located on any Charter Owned Property or Charter Leased Property of such Charter Party and (b) no Charter Owned Property or Charter Leased Property of such Charter Party has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes.

            5.7.3 Complete and correct copies of (a) all studies, reports, surveys or other similar written materials in Charter's possession or to which Charter, to its Knowledge, has access relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the Charter Owned Property or Charter Leased Property of such Charter Party, (b) all notices (other than general notices made by general publication) in Charter's possession

                                           IPSE/Charter Asset Exchange Agreement
or to which Charter, to its Knowledge, has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of such Charter Party's Owned Property or Leased Property or activities at its Owned Property or Charter Leased Property and (c) all notices and related materials in Charter's possession or to which Charter, to its Knowledge, has access relating to any Litigation concerning any Environmental Law to which such Charter Party is a party or written allegation by any private Third Party concerning any Environmental Law and such Charter Party, have been provided to IPSE (other than those materials constituting attorney-client privileged communications).

      5.8 Compliance with Legal Requirements.

            5.8.1 Except as set forth on Schedule 5.8, the operation of such Charter Party's Systems as currently conducted does not violate or infringe any Legal Requirement currently in effect in any material respect (other than Legal Requirements described in Sections 5.7, 5.8.3 and 5.8.4, as to which the representations and warranties set forth in those subsections will apply) or the grounding requirements of the National Electrical Safety Code. Except as set forth on Schedule 5.8, such Charter Party has not received any notice and has no Knowledge of any material violation by such Charter Party or any of its Systems of any Legal Requirement applicable to the installation, ownership and operation of its Systems as currently conducted, and knows of no basis for the allegation of any such violation.

            5.8.2 Except as set forth on Schedule 5.8, without limiting the generality of the foregoing, since such Charter Party's acquisition of its
Systems: it has submitted to the FCC all filings, including cable television registration statements, annual reports and aeronautical frequency usage notices and paid all regulatory fees, that are required under the rules and regulations of the FCC; the operation of its Systems has been and is in material compliance with the rules and regulations of the FCC, and it has not received any notice from the FCC of any violation of its rules and regulations; such Charter Party is and since 1986 (or since its acquisition, if later) has been certified as in compliance with the FCC's equal employment opportunity rules; its Systems are in material compliance with all signal leakage criteria prescribed by the FCC; and for each relevant semi-annual reporting period since its acquisition of a Charter System, such Charter Party has timely filed with the United States Copyright Office all required Statements of Account in true and correct form, has paid when due all required copyright royalty fee payments in correct amount, relating to its Systems' carriage of television broadcast signals and is otherwise in material compliance with all applicable rules and regulations of the Copyright Office. Except as set forth on Schedule 5.8, such Charter Party has no Knowledge, with respect to any Charter System acquired by such Charter Party since January 1, 1996, of any previous owner's failure to comply with the copyright licensing requirements with respect to such System or any written claim or inquiry from any Person which questions such System's failure to comply. Charter has delivered to IPSE copies of all reports, filings and correspondence made or filed by such Charter Party

                                           IPSE/Charter Asset Exchange Agreement
with the FCC or pursuant to the FCC rules and regulations for the past year and all reports, filings and correspondence made or filed by such Charter Party with the Copyright Office or pursuant to Copyright Office rules and regulations for the past three years. Except as set forth on Schedule 5.8, (i) a request for renewal has been timely filed under Section 626(a) of the Cable Act with the proper Governmental Authority with respect to each Systems Franchise of such Charter Party expiring within 36 months after the date of this Agreement; and
(ii) such Charter Party has received no written notice from any Governmental Authority that it has determined or intends to deny renewal of any Charter Systems Franchise to which it is a party.

            5.8.3 Except as set forth on Schedule 5.8 and as otherwise provided in this Section, such Charter Party has used commercially reasonable efforts to comply in all material respects with the provisions of the Cable Act and the 1992 Cable Act pertaining to the carriage of television broadcast signals, as such Legal Requirements relate to the operation of its Systems. Such Charter Party has complied in all material respects with the must carry and retransmission consent provisions of the 1992 Cable Act, including (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) duly and timely notifying non-commercial educational stations of the location of its System's principal headend, (iii) duly and timely notifying subscribers of changes in the channel alignment on its Systems, (iv) duly and timely notifying "local commercial and non-commercial television stations" of the broadcast signals carried on its Systems and their channel positions, (v) maintaining the requisite public file identifying broadcast signal carriage, (vi) carrying the broadcast signals after June 1, 1993, on its Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations" and (vii) obtaining retransmission consents for all broadcast signals carried on its Systems after October 5, 1993, except for the non-exempt signals carried pursuant to a must carry election. No must carry complaint is pending against any of System such Charter Party at the FCC, nor, to such Charter Party's Knowledge, is any threatened except as set forth in
Schedule 5.8. Charter has delivered to IPSE copies of any pending petitions such Charter Party has on file with the FCC, including requests for market modifications or petitions for special relief or any market modification requests or special relief petitions affecting any Charter System that have been served on such Charter Party. The FCC has not issued any decision with respect to a must carry complaint finding any System of such Charter Party in violation of the must carry rules except as set forth on Schedule 5.8.

            5.8.4 Such Charter Party has used commercially reasonable efforts to establish rates charged and a la carte packages provided to subscribers, effective as of September 1, 1993, that would be allowable under rules and regulations promulgated by the FCC under the 1992 Cable Act, and any authoritative interpretation thereof, whether or not such rates or packages were subject to regulation at that date by any Governmental Authority, including any state regulatory agency, local franchising authority and/or the FCC. Notwithstanding the foregoing, such Charter Party makes no representation or warranty that either the rates charged to subscribers or the a la carte packages provided would be allowable under any rules

                                           IPSE/Charter Asset Exchange Agreement
and regulations of the FCC, or any authoritative interpretation thereof, promulgated after the date of the Closing. Charter has delivered to IPSE complete and correct copies of (i) the most recent FCC Forms 328, 329, 393, 1200, 1205, 1210, 1215, 1220, 1235 and 1240 and other FCC rate forms
(collectively, "FCC Rate Forms") filed by such Charter Party with the local franchising authority and/or the FCC and will deliver as soon as available all FCC Rate Forms that are prepared with respect to such Charter Party's Systems,
(ii) all historical FCC Rate Forms with respect to any Charter System in which there is currently a rate issue pending, including any accounting order or any rate order on appeal, (iii) copies of all complaints, petitions, answers, responses and other filings made with or by any Governmental Authority in connection with any rate orders issued by such Governmental Authority or any appeal therefrom, and (iv) any documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by such Charter Party with respect to its Systems. Except as set forth on Schedule 5.8, such Charter Party has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "Cost of Service Election") with respect to any of such Charter Party's Systems.

            5.8.5 Except as set forth on Schedule 5.8, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of such Charter Party's Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules. The ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of such Charter Party's Systems are correctly described on Schedule 5.8. To the extent applicable, Charter has delivered to IPSE true and correct copies of the FAA final determinations that are available and FCC registrations for all such towers.

      5.9 Intellectual Property. Except for Intellectual Property which constitutes Charter Excluded Assets and the Intellectual Property described on
Schedule 4.4(b), such Charter Party does not possess any Intellectual Property related to or material to the operation of its Systems, and such Charter Party is not a party to any license or royalty agreement with respect to any such Intellectual Property, except for licenses respecting program material or incidental to any Systems Contract and obligations under the Copyright Act. To the Knowledge of such Charter Party, its Systems and Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

      5.10 Financial Statements. Charter's statements of income for the years ended December 31, 1997 and 1998, attached hereto as Schedule 5.10, are in accordance with the books and records of the Charter Systems, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered

                                           IPSE/Charter Asset Exchange Agreement
thereby and, except as may be described therein, present fairly the operating results of the Charter Systems for the periods indicated, subject only to standard year-end adjustments and the omission of footnotes thereto.

      5.11 Absence of Certain Changes or Events. Except as set forth on Schedule 5.11, since December 31, 1998, there has been no (i) material adverse change in, nor has any event or events (other than any affecting the cable television industry generally) occurred that, individually or in the aggregate, are reasonably likely to result in a material adverse change in such Charter Party's Assets, Cable Business, operations, condition (financial or otherwise) or results of operations of its Systems, taken as a whole and (ii) material change in accounting principles or practices with respect to such Charter Party's Cable Business or revaluation by such Charter Party of its Assets for financial reporting, property tax or other purposes. From December 31, 1998 to the date of this Agreement, such Charter Party's Cable Business has been conducted only in the usual, regular and ordinary course, except as disclosed on Schedule 5.11 and except where the failure to conduct business in such manner would not have a material adverse effect on such Charter Party's Assets, Cable Business, operations, condition (financial or otherwise) or results of operations of its Systems taken as a whole or on the ability of such Charter Party to perform its obligations under this Agreement.

      5.12 Litigation. Except as set forth on Schedule 5.12: (a) there is no Litigation pending or, to the Knowledge of such Charter Party, threatened against such Charter Party or any of its Affiliates which, if adversely determined, would (i) materially and adversely affect the financial condition or operations of such Charter Party's Cable Business, any of its Systems or Assets or the ability of such Charter Party to perform its obligations under this Agreement or (ii) result in the modification, revocation, termination, suspension or other limitation of any of such Charter Party's Systems Franchises, Systems Licenses, or Systems Contracts; and (b) there is not in existence any Judgment requiring such Charter Party or any of its Affiliates to take any action of any kind with respect to its Assets or the operation of any of its Systems, or to which such Charter Party (with respect to its Systems), any of its Systems or Assets are subject or by which they are bound or affected, that has not been fully complied with by such Charter Party.

      5.13 Tax Returns; Other Reports. Such Charter Party has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by it, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon its Assets or create any transferee or other liability upon IPSE, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on Schedule 5.13, such Charter Party has not received any notice of, nor does such Charter Party have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing

                                           IPSE/Charter Asset Exchange Agreement

Governmental Authority which could affect, or result in the imposition of a Lien upon, any of its Assets or transferee or other liability upon IPSE.

      5.14 Employment Matters.

            5.14.1 Such Charter Party has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq. ("WARN"), continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

            5.14.2 There are no Liens against such Charter Party's Assets under
Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. At the Closing, IPSE and its ERISA Affiliates will have no obligation to contribute to, or any liability in respect of, (i) any employee benefit plan within the meaning of
Section 3(3) of ERISA, or (ii) any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, sponsored or maintained by any Charter Party or any of their ERISA Affiliates, or to which any Charter Party or any of their ERISA Affiliates was obligated to contribute. The Charter Parties will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner which would cause IPSE or any of its ERISA Affiliates to be deemed a successor employer of such Charter Party within the meaning of Proposed Treasury Regulations Section 54.4980B-9 Q&A8(c). With respect to any multi-employer plan within the meaning of Section 3(37) of ERISA, or any plan subject to Title IV of ERISA, to which any Charter Party or any of their ERISA Affiliates is or ever was obligated to contribute, (a) there has been no material "reportable event" described in Sections 4043(c)(1), (2), (3), (5), (6), (7), (10), or (13) of
ERISA, (b) no "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred, exists or is continuing with respect to any such plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of Charter or any of its ERISA Affiliates, with respect to any such plan which is a multi-employer plan (as defined in Section 3(37) of ERISA), (c) no such plan has been terminated other than in accordance with ERISA or at a time when such plan was not sufficiently funded, and (d) there has been no (i) withdrawal by any Charter Party or any of their ERISA Affiliates that is a substantial employer from a single-employer plan and that has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section

                                           IPSE/Charter Asset Exchange Agreement

4063(b) of ERISA, or (ii) cessation by any Charter Party or any of their ERISA Affiliates of operations at a facility causing more than 20% of plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA. With respect to any plan maintained, sponsored by, or contributed to by any Charter Party, which is intended to comply with the provisions of Section 401(k) of the Code, and from which any similar plan maintained or sponsored by IPSE or any of its ERISA Affiliates accepts a plan-to-plan transfer under
Section 7.3.3, (I) such plan has received a favorable determination letter from Internal Revenue Service, and no Charter Party or any of their ERISA Affiliates has any Knowledge of any fact which could adversely affect the qualified status of such plan, and (II) such plan has been administered and maintained in material compliance with ERISA, the Code and all other applicable laws.

            5.14.3 Except as set forth on Schedule 5.14, there are no collective bargaining agreements applicable to any Person employed by such Charter Party that renders services in connection with its Systems and such Charter Party has no duty to bargain with any labor organization with respect to any such Person. Except as set forth on Schedule 5.14, there are not pending any unfair labor practice charges against such Charter Party, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by it that renders services in connection with its Systems. Except as described on Schedule 5.14, such Charter Party has no employment agreements, either written or oral, with any employee of its Systems and none of the employment agreements listed on Schedule 5.14 requires such Charter Party, or will require IPSE or any Affiliate of IPSE, to employ any Person after the Closing.

      5.15 Charter Systems Information.

            5.15.1 Schedule 5.15.1 sets forth a materially true and accurate description, on a System-by-System basis, of the following information relating to such Charter Party's Systems as of December 31, 1998:

                  (a) the approximate number of aerial and underground miles of plant included in the Charter Assets and served by each headend;

                  (b) the approximate number of single family homes and residential multiple dwelling units passed by each such Charter System;

                  (c) the MHZ capacity and channel capacity of each headend; and

                  (d) the number of subscribers served by each such Charter System and a description of the calculation methodology used by Charter to calculate such subscribers.

                                           IPSE/Charter Asset Exchange Agreement

            5.15.2 Schedule 5.15.2 sets forth a materially true and accurate description of the following information relating to such Charter Party's Systems as of the date of this Agreement:

                  (a) a description of the Basic Services, the Expanded Basic Services, Pay TV and a la carte services available from each such Charter System, and the rates charged by such Charter Party therefor, including all rates, tariffs and other charges for cable television or other services provided by each such Charter System;

                  (b) the stations and signals carried by each such Charter System and the channel position of each such signal and station; and

                  (c) the cities, towns, villages, boroughs and counties served by each such Charter System.

            5.15.3 Each of such Charter Party's Systems is capable of providing all channels, stations and signals reflected as being carried on such Charter System on Schedule 5.15.2.

      5.16 Taxpayer Identification Number. The U.S. Taxpayer Identification Number for the Charter Parties are as follows:

      Charter Communications, LLC               43-1659860
      Charter Communications Properties, LLC    43-1792671
      Marcus Cable Associates, L.L.C.           75-2775560

      5.17 Finder and Brokers. Such Charter Party has not entered into any Contract with any person which will result in the obligation of IPSE to pay any finder's fees, brokerage or agent's commissions or other like payments (collectively, "Agent's Fees") in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.18 Related Party Transactions. Set forth on Schedule 5.18 hereto, are the Contracts, agreements, arrangements or understandings between such Charter Party and any of its Affiliates and between such Charter Party and any Allen Affiliate included in or related to the Charter Assets.

6. IPSE'S REPRESENTATIONS AND WARRANTIES.

      IPSE represents and warrants to the Charter Parties as of the date of this Agreement and as of the Closing, as follows:

                                           IPSE/Charter Asset Exchange Agreement

      6.1 Organization and Qualification of IPSE.

            6.1.1 IPSE is a general partnership which has been duly formed under the laws of the State of California. IPSE has all requisite power and authority to own, lease and use the IPSE Assets owned, leased or used by it and to conduct IPSE's Cable Business as it is currently being conducted.

            6.1.2 InterMedia Capital Management, LLC, the managing general partner of IPSE, is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own all of its assets and to conduct its business as currently conducted. InterMedia Capital Management, LLC is duly qualified to do business and in good standing under the laws of each jurisdiction in which the nature of its activities or its ownership, lease or use of its assets makes such qualification necessary.

      6.2 Authority and Validity. IPSE has all requisite power and authority to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by IPSE of, the performance of IPSE under, and the consummation by IPSE of the transactions contemplated by, this Agreement and the Transaction Documents to which IPSE is a party have been duly and validly authorized by all action by or on behalf of IPSE. This Agreement has been, and when executed and delivered by IPSE the Transaction Documents to which it is a party will be, duly and validly executed and delivered by IPSE and the valid and binding obligations of IPSE, enforceable against IPSE in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

      6.3 No Conflict; Required Consents. Except as set forth on Schedule 6.3, and assuming all Charter Required Consents have been obtained and the expiration or earlier termination of the waiting period under the HSR Act has occurred, the execution and delivery by IPSE, the performance of IPSE under, and the consummation by IPSE of the transactions contemplated by, this Agreement and the Transaction Documents to which IPSE is a party do not and will not: (a) conflict with or violate any provision of the organizational documents of IPSE; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or
(d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any

                                           IPSE/Charter Asset Exchange Agreement

Person the right to accelerate) the performance of IPSE under, or (iv) result in the creation or imposition of any Lien under any IPSE Systems Contract, IPSE Systems Franchise, IPSE Systems License, or other instrument evidencing any of the IPSE Assets or by which IPSE or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have an adverse effect on any IPSE System, IPSE's Cable Business or IPSE, or on the ability of IPSE to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

      6.4 Assets.

            6.4.1 IPSE has good and marketable title to (or, in the case of IPSE Assets that are leased, valid leasehold interests in) the IPSE Assets. None of the AT&T Affiliates has any right, title or interest in or to any of the IPSE Assets. The IPSE Assets are free and clear of all Liens, except Permitted Liens and rights of first refusal which will be waived at Closing by the Person holding such rights. All of the Liens described on Schedule 6.4.1 (except for those marked with an asterisk on Schedule 6.4.1) will be terminated, released or, in the case of rights of first refusal (except for those listed on Schedule 6.4.1), waived, as appropriate at or prior to Closing. Except as described on
Schedule 1.46, the IPSE Tangible Personal Property, as an integrated system and in its component parts, is in good operating condition and repair (ordinary wear and tear and routine failures excepted) and is usable and adequate for the operation of IPSE's Cable Business.

            6.4.2 Except for items included in the IPSE Excluded Assets, the IPSE Assets constitute substantially all the assets necessary (a) to conduct IPSE's Cable Business as it is being conducted on the date of this Agreement and in compliance with all applicable Legal Requirements, (b) to operate the IPSE Systems as they are being operated on the date of this Agreement and in compliance with all applicable Legal Requirements and (c) to perform all of Charter's Assumed Obligations and Liabilities.

            6.4.3 Except as described on Schedule 6.4.3, and other than direct broadcast satellite and satellite master antenna television, with respect to each area in which the IPSE Systems currently provide cable television service,
(i) no Person is operating a cable television system or other non-satellite MVPD other than an IPSE System in such area; (ii) no local franchising authority has awarded a cable television franchise in such area to any Person other than IPSE; and (iii) to the Knowledge of IPSE, no MVPD has applied for a cable television franchise to serve such area.

      6.5 IPSE Systems Franchises, IPSE Systems Licenses, IPSE Systems Contracts and IPSE Other Real Property Interests.

                                           IPSE/Charter Asset Exchange Agreement

            6.5.1 Except as described on Schedules 1.38, 1.40, 1.43, 1.44 and 1.45, and except for the IPSE Excluded Assets, IPSE is not bound or affected by any of the following that relate primarily or in whole to IPSE's Cable Business:
(a) leases of real property or capital leases of personal property; (b) operating leases of personal property that are terminable upon more than 30 days notice and that contemplate annual lease payments in excess of $20,000; (c) franchises for the construction or operation of cable television systems or System Contracts of substantially equivalent effect; (d) licenses, authorizations, consents or permits of the FCC; (e) other licenses, authorizations, consents or permits of any other Governmental Authority, individually or in the aggregate, material to the IPSE Systems; (f) easements or rights of access, individually or in the aggregate, material to the IPSE Systems; (g) pole attachment agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, or bulk or commercial service agreements, individually or in the aggregate, material to the IPSE Systems; or (h) IPSE Systems Contracts other than those described in any other clause of this Section 6.5.1 which contemplate payments by or to IPSE in any 12-month period exceeding $25,000 under any single contract or $100,000 in the aggregate.

            6.5.2 Complete and correct copies of the IPSE Systems Franchises and IPSE Systems Licenses have been provided to Charter. Except as set forth on
Schedule 6.5.2, (a) the IPSE Systems Franchises contain all of the commitments and obligations of IPSE to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the IPSE Systems, and (b) other than as set forth in the IPSE Systems Franchises, IPSE has not made any commitment to any local franchising authority to make any material expenditure or capital addition or betterment to any IPSE System or the IPSE Assets that will not be fulfilled or satisfied prior to the Closing Time. The IPSE Systems Franchises and IPSE Systems Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by IPSE, and to IPSE's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any other Person, of any material obligations under any such IPSE Systems Franchises or IPSE Systems Licenses. Except for routine filings with Governmental Authorities and as described on Schedule 6.5.2, there are no applications relating to any IPSE Systems Franchise or IPSE Systems License pending before any Governmental Authority which are material to any IPSE System or IPSE's Cable Business. Except where a request for renewal has been timely filed under Section 626(a) of the Cable Act, since December 31, 1998, no IPSE Systems Franchise or IPSE Systems License has been surrendered by IPSE or has expired or otherwise terminated without the issuance of a replacement IPSE Systems Franchise or IPSE Systems License. There is no legal action, governmental proceeding or investigation pending or, to IPSE's Knowledge, threatened to terminate, suspend or modify any IPSE Systems Franchise or IPSE Systems License. Except as set forth on Schedule 6.5.2, IPSE is, or will be as of the Closing Date, in material compliance with the terms and conditions of all the IPSE Systems Franchises and

                                           IPSE/Charter Asset Exchange Agreement

IPSE Systems Licenses and other applicable requirements of all Governmental Authorities (including the FCC and the U.S. Copyright Office) relating to the IPSE Systems Franchises and IPSE Systems Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

            6.5.3 IPSE has delivered to Charter true and complete copies of all IPSE Systems Contracts (including each Contract relating to IPSE Leased Property and IPSE Other Real Property Interests), including any amendments thereto (or, in the case of oral Contracts, true and complete written summaries thereof) and each document evidencing IPSE's ownership of the IPSE Owned Property. Except as described in Schedule 6.5.3, IPSE has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under each of its Contracts and, to the Knowledge of IPSE, there has not occurred any default (without regard to requirements of notice, lapse of time, elections of other Persons, or any combination thereof) by any other Person of any material obligations under any of its Contracts or Real Property Interests.

      6.6 Real Property. All the Assets consisting of IPSE Owned Property, IPSE Leased Property and material IPSE Other Real Property Interests are described on Schedules 1.38, 1.40 and 1.41. Except for ordinary wear and tear and routine repairs and as set forth on Schedule 6.6, all of the improvements, leasehold improvements and the premises of the IPSE Owned Property and the premises demised under the leases and other documents evidencing the IPSE Leased Property are in good condition and repair and are suitable for the purposes used. Each parcel of IPSE Owned Property and each parcel of IPSE Leased Property and any improvements thereon (a) has access to and over public streets or private streets for which IPSE has a valid right of ingress and egress, (b) except as set forth on Schedule 1.38 or 1.40, conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, (c) conforms in all material respects in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel (of record, with respect to IPSE Owned Property, or of record or as set forth in an agreement listed on Schedule 1.38 or 1.40, with respect to IPSE Leased Property or IPSE Other Real Property Interests), and (d) is available for immediate use in the conduct of the business or operations of the IPSE Systems. There are no pending condemnation, expropriation, eminent domain or similar proceedings of which IPSE has received notice or IPSE has Knowledge affecting, in any material respect, all or any portion of the IPSE Owned Property, IPSE Leased Property, or IPSE Other Real Property Interests. IPSE has good and marketable title to each such parcel of real property included in the IPSE Owned Property and in all buildings, structures and improvements thereon, in each case free and clear of all Liens except for Permitted Liens.

      6.7 Environmental.

                                           IPSE/Charter Asset Exchange Agreement

            6.7.1 Except as described on Schedule 6.7, IPSE is in material compliance with all Environmental Laws, insofar as they relate to its Owned Property or Leased Property. Except as described on Schedule 6.7, IPSE has not received any notice of, and has no Knowledge of, any alleged, actual, or potential responsibility for, or any inquiry regarding, (i) any release or threatened release of any Hazardous Substances from or on its Owned Property or Leased Property, or (ii) any material violation of any Environmental Laws associated with its Owned Property or Leased Property. Except as described on
Schedule 6.7, to IPSE's Knowledge, its own operations on its Other Real Property Interests do not violate any Environmental Laws in any material respect, and IPSE has received no notice of any such violation. Except as described on
Schedule 6.7, IPSE has not received any notice of, and has no Knowledge of circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on its Owned Property or Leased Property), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance from or attributable to its Owned Property or Leased Property.

            6.7.2 Except as described on Schedule 6.7, to IPSE's Knowledge, (a) no aboveground or underground storage tanks are currently or have been located on any IPSE Owned Property or IPSE Leased Property and (b) no IPSE Owned Property or IPSE Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes.

            6.7.3 Complete and correct copies of (a) all studies, reports, surveys or other similar written materials in IPSE's possession or to which IPSE, to its Knowledge, has access relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the IPSE Owned Property or IPSE Leased Property, (b) all notices (other than general notices made by general publication) in IPSE's possession or to which IPSE, to its Knowledge, has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the IPSE Owned Property or IPSE Leased Property or activities at the IPSE Owned Property or IPSE Leased Property and (c) all notices and related materials in IPSE's possession or to which IPSE, to its Knowledge, has access relating to any Litigation concerning any Environmental Law to which IPSE is a party or written allegation by any private Third Party concerning any Environmental Law and IPSE, have been provided to Charter (other than those materials constituting attorney-client privileged communications).

                                           IPSE/Charter Asset Exchange Agreement

      6.8 Compliance with Legal Requirements.

            6.8.1 Except as set forth on Schedule 6.8, the operation of each IPSE System as currently conducted does not violate or infringe any Legal Requirement currently in effect in any material respect (other than Legal Requirements described in Sections 6.7, 6.8.3 and 6.8.4, as to which the representations and warranties set forth in those subsections will apply) or the grounding requirements of the National Electrical Safety Code. Except as set forth on Schedule 6.8, IPSE has not received any notice and IPSE has no Knowledge of any material violation by it or any IPSE System of any Legal Requirement applicable to the installation, ownership and operation of its Systems as currently conducted, and knows of no basis for the allegation of any such violation.

            6.8.2 Except as set forth on Schedule 6.8, without limiting the generality of the foregoing, since IPSE's acquisition of its Systems: IPSE has submitted to the FCC all filings, including cable television registration statements, annual reports and aeronautical frequency usage notices and paid all regulatory fees, that are required under the rules and regulations of the FCC; the operation of its Systems has been and is in material compliance with the rules and regulations of the FCC, and IPSE has not received any notice from the FCC of any violation of its rules and regulations; IPSE is and since 1986 (or since its acquisition, if later) has been certified as in compliance with the FCC's equal employment opportunity rules; its Systems are in material compliance with all signal leakage criteria prescribed by the FCC; and for each relevant semi-annual reporting period since its acquisition of an IPSE System, IPSE has timely filed with the United States Copyright Office all required Statements of Account in true and correct form, has paid when due all required copyright royalty fee payments in correct amount, relating to its Systems' carriage of television broadcast signals and is otherwise in material compliance with all applicable rules and regulations of the Copyright Office. Except as set forth on
Schedule 6.8, IPSE has no Knowledge, with respect to any IPSE System acquired since January 1, 1996, of any previous owner's failure to comply with the copyright licensing requirements with respect to such System or any written claim or inquiry from any Person which questions such System's failure to comply. IPSE has delivered to Charter copies of: (i) all reports, filings and correspondence made or filed by IPSE with the FCC or pursuant to the FCC rules and regulations for the past year; and (ii) all reports, filings and correspondence made or filed by IPSE with the Copyright Office or pursuant to Copyright Office rules and regulations for the past three years. Except as set forth on Schedule 6.8, (i) a request for renewal has been timely filed under
Section 626(a) of the Cable Act with the proper Governmental Authority with respect to each Franchise expiring within 36 months after the date of this Agreement; and (ii) IPSE has received no written notice from any Governmental Authority that it has determined or intends to deny renewal of any IPSE Systems Franchise.

            6.8.3 Except as set forth on Schedule 6.8 and as otherwise provided in this Section, IPSE has used commercially reasonable efforts to comply in all material respects with

                                           IPSE/Charter Asset Exchange Agreement
the provisions of the 1984 Cable Act and the 1992 Cable Act pertaining to the carriage of television broadcast signals, as such Legal Requirements relate to the operation of its Systems. IPSE has complied in all material respects with the must carry and retransmission consent provisions of the 1992 Cable Act, including (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable,
(ii) duly and timely notifying non-commercial educational stations of the location of its System's principal headend, (iii) duly and timely notifying subscribers of changes in the channel alignment on its Systems, (iv) duly and timely notifying "local commercial and non- commercial television stations" of the broadcast signals carried on its Systems and their channel positions, (v) maintaining the requisite public file identifying broadcast signal carriage,
(vi) carrying the broadcast signals after June 1, 1993, on its Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations" and (vii) obtaining retransmission consents for all broadcast signals carried on its Systems after October 5, 1993, except for the non-exempt signals carried pursuant to a must carry election. No must carry complaint is pending against any IPSE System at the FCC, nor, to IPSE's Knowledge, is any threatened except as set forth in
Schedule 6.8. IPSE has delivered to Charter copies of any pending petitions it has on file with the FCC, including requests for market modifications or petitions for special relief or any market modification requests or special relief petitions affecting any IPSE System that have been served on IPSE. The FCC has not issued any decision with respect to a must carry complaint finding any IPSE System in violation of the must carry rules except as set forth on
Schedule 6.8.

            6.8.4 IPSE has used commercially reasonable efforts to establish rates charged and a la carte packages provided to subscribers, effective as of September 1, 1993, that would be allowable under rules and regulations promulgated by the FCC under the 1992 Cable Act, and any authoritative interpretation thereof, whether or not such rates or packages were subject to regulation at that date by any Governmental Authority, including any state regulatory agency, local franchising authority and/or the FCC. Notwithstanding the foregoing, IPSE makes no representation or warranty that either the rates charged to subscribers or the a la carte packages provided would be allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof, promulgated after the date of the Closing. IPSE has delivered to Charter complete and correct copies of (i) the most recent FCC Rate Forms filed by IPSE with the local franchising authority and/or the FCC and will deliver as soon as available all FCC Rate Forms that are prepared with respect to the IPSE Systems, (ii) all historical FCC Rate Forms with respect to any IPSE System in which there is currently a rate issue pending, including any accounting order or any rate order on appeal, (iii) copies of all complaints, petitions, answers, responses and other filings made with or by any Governmental Authority in connection with any rate orders issued by such Governmental Authority or any appeal therefrom, and (iv) any documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by IPSE with respect to its Systems.

                                           IPSE/Charter Asset Exchange Agreement

Except as set forth on Schedule 6.8, IPSE has not made a Cost of Service Election with respect to any of the IPSE Systems.

            6.8.5 Except as set forth on Schedule 6.8, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the IPSE Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules. The ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of the IPSE Systems are correctly described on Schedule 6.8. To the extent applicable, IPSE has delivered to Charter true and correct copies of the FAA final determinations that are available and FCC registrations for all such towers.

      6.9 Intellectual Property. Except for Intellectual Property which constitutes IPSE Excluded Assets and the Intellectual Property described on
Schedule 4.2(b), IPSE does not possess any Intellectual Property related to or material to the operation of the IPSE Systems and IPSE is not a party to any license or royalty agreement with respect to any such Intellectual Property, except for licenses respecting program material or incidental to any Systems Contract and obligations under the Copyright Act applicable to cable television systems generally. To the Knowledge of IPSE, the IPSE Systems and IPSE's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

      6.10 Financial Statements. IPSE's statements of income for the years ended December 31, 1997 and 1998, attached hereto as Schedule 6.10, are in accordance with the books and records of the IPSE Systems, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and, except as may be described therein, present fairly the operating results of the IPSE Systems for the periods indicated, subject only to standard year-end adjustments and the omission of footnotes thereto.

      6.11 Absence of Certain Changes or Events. Except as set forth on Schedule 6.11, since December 31, 1998, there has been no (i) material adverse change in, nor has any event or events (other than any affecting the cable television industry generally) occurred that, individually or in the aggregate, are reasonably likely to result in a material adverse change in the IPSE Assets, business, operations, condition (financial or otherwise) or results of operations of the IPSE Systems, taken as a whole and (ii) material change in accounting principles or practices with respect to the IPSE Systems or revaluation by IPSE of the IPSE Assets for financial reporting, property tax or other purposes. From December 31, 1998 to the date of this Agreement, IPSE's Cable Business has been conducted only in the usual, regular and ordinary course, except as disclosed on Schedule 6.11 and except where the

                                           IPSE/Charter Asset Exchange Agreement
failure to conduct business in such manner would not have a material adverse effect on the IPSE Assets, IPSE's Cable Business, the operations, condition (financial or otherwise) or results of operations of the IPSE Systems taken as a whole or on the ability of IPSE to perform its obligations under this Agreement.

      6.12 Litigation. Except as set forth on Schedule 6.12: (a) there is no Litigation pending or, to IPSE's Knowledge, threatened against IPSE or any Affiliate of IPSE which, if adversely determined, would (i) materially and adversely affect the financial condition or operations of IPSE's Cable Business, any of the IPSE Systems, the IPSE Assets or the ability of IPSE to perform its obligations under this Agreement or (ii) result in the modification, revocation, termination, suspension or other limitation of any of the IPSE Systems Franchises, IPSE Systems Licenses, or IPSE Systems Contracts; and (b) there is not in existence any Judgment requiring IPSE or any Affiliate of IPSE to take any action of any kind with respect to the IPSE Assets or the operation of any of the IPSE Systems, or to which IPSE (with respect to the IPSE Systems), any of the IPSE Systems or the IPSE Assets are subject or by which they are bound or affected, that has not been fully complied with by IPSE.

      6.13 Tax Returns; Other Reports. IPSE has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by IPSE, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon the IPSE Assets or create any transferee or other liability upon Charter, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on Schedule 6.13, IPSE has not received any notice of, nor does IPSE have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a Lien upon, any of the IPSE Assets or transferee or other liability upon Charter.

      6.14 Employment Matters.

            6.14.1 IPSE has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including WARN, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

            6.14.2 There are no Liens against the IPSE Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. At the Closing, Charter and its ERISA Affiliates will have no obligation to contribute to, or any liability in respect of, (i) any employee benefit plan within the meaning of
Section 3(3) of ERISA, or (ii) any similar employment, severance

                                           IPSE/Charter Asset Exchange Agreement
or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, sponsored or maintained by IPSE or any of its ERISA Affiliates, or to which IPSE or any of its ERISA Affiliates was obligated to contribute. IPSE will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner which would cause any Charter Party or any of their ERISA Affiliates to be deemed a successor employer of IPSE within the meaning of Proposed Treasury Regulations
Section 54.4980B-9 Q&A8(c). With respect to any multi-employer plan within the meaning of Section 3(37) of ERISA, or any plan subject to Title IV of ERISA, to which IPSE or any of its ERISA Affiliates is or ever was obligated to contribute, (a) there has been no material "reportable event" described in Sections 4043(c)(1), (2), (3), (5), (6), (7), (10), or (13) of ERISA, (b) no
"accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred, exists or is continuing with respect to any such plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of IPSE or any of its ERISA Affiliates, with respect to any such plan which is a multi-employer plan (as defined in Section 3(37) of ERISA), (c) no such plan has been terminated other than in accordance with ERISA or at a time when such plan was not sufficiently funded, and (d) there has been no (i) withdrawal by IPSE or any of its ERISA Affiliates that is a substantial employer from a single-employer plan and that has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by IPSE or any of its ERISA Affiliates of operations at a facility causing more than 20% of plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA. With respect to any plan maintained, sponsored by, or contributed to by IPSE, which is intended to comply with the provisions of Section 401(k) of the Code, and from which any similar plan maintained or sponsored by any Charter Party or any of their ERISA Affiliates accepts a plan-to-plan transfer under Section 7.3.3, (I) such plan has received a favorable determination letter from Internal Revenue Service, and neither IPSE nor any of its ERISA Affiliates has any Knowledge of any fact which could adversely affect the qualified status of such plan, and (II) such plan has been administered and maintained in material compliance with ERISA, the Code and all other applicable laws.

            6.14.3 Except as set forth on Schedule 6.14, there are no collective bargaining agreements applicable to any Person employed by IPSE that renders services in connection with the IPSE Systems and IPSE has no duty to bargain with any labor organization with respect to any such Person. Except as set forth on Schedule 6.14, there are not pending any unfair labor practice charges against IPSE, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by IPSE that renders services in connection with the IPSE Systems. Except as

                                           IPSE/Charter Asset Exchange Agreement
described on Schedule 6.14, IPSE has no employment agreements, either written or oral, with any employee of the IPSE Systems and none of the employment agreements listed on Schedule 6.14 requires IPSE, or will require Charter or any Affiliate of Charter, to employ any Person after the Closing.

      6.15 IPSE Systems Information.

            6.15.1 Schedule 6.15.1 sets forth a materially true and accurate description, on a System-by-System basis, of the following information relating to the IPSE Systems as of December 31, 1998:

                  (a) the approximate number of aerial and underground miles of plant included in the IPSE Assets and served by each headend;

                  (b) the approximate number of single family homes and residential multiple dwelling units passed by each IPSE System;

                  (c) the MHZ capacity and channel capacity of each headend; and

                  (d) the number of subscribers served by each IPSE System and a description of the calculation methodology used by IPSE to calculate such subscribers.

            6.15.2 Schedule 6.15.2 sets forth a materially true and accurate description of the following information relating to the IPSE Systems as of the date of this Agreement:

                  (a) a description of the Basic Services, the Expanded Basic Services, Pay TV and a la carte services available from each IPSE System, and the rates charged by IPSE therefor, including all rates, tariffs and other charges for cable television or other services provided by each IPSE System;

                  (b) the stations and signals carried by each IPSE System and the channel position of each such signal and station; and

                  (c) the cities, towns, villages, boroughs and counties served by each IPSE System.

            6.15.3 Each IPSE System is capable of providing all channels, stations and signals reflected as being carried on such IPSE System on Schedule 6.15.2.

      6.16 Taxpayer Identification Number. The U.S. Taxpayer Identification Number for IPSE is 94-3143720.

                                           IPSE/Charter Asset Exchange Agreement

      6.17 Finder and Brokers. IPSE has not entered into any Contract with any person which will result in the obligation of Charter to pay any Agent's Fees in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      6.18 Related Party Transactions. Set forth on Schedule 6.18 hereto, are the Contracts, agreements, arrangements or understandings between IPSE and any of its Affiliates and between IPSE and any AT&T Affiliates included in or related to the IPSE Assets.

7. ADDITIONAL COVENANTS.

      7.1 Access to Premises and Records. Between the date of this Agreement and the Closing Date, each Party (a) will give to the other and its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable advance notice to all the premises and books and records of its Cable Business and to all of its Assets and the personnel engaged in the management or operation of its Systems; and (b) will furnish to the other and such representatives all such documents, financial information and other information regarding its Cable Business and its Assets as the other from time to time reasonably may request; provided that no investigation will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the other in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing.

      7.2 Continuity and Maintenance of Operations, Certain Deliveries and Notice. Except as set forth on Schedule 7.2, in the 1999 operating budgets set forth on Schedule 7.2-A, with respect to IPSE, and on Schedule 7.2-B, with respect to Charter, or as the other Party may otherwise consent in writing, between the date of this Agreement and the Closing, each of IPSE with respect to IPSE's Cable Business, the IPSE Systems and the IPSE Assets, and each Charter Party with respect to its Cable Business, Systems and Assets:

            7.2.1 will conduct its Cable Business in good faith and operate its Systems only in the usual, regular and ordinary course (including making routine capital expenditures and operating substantially in accordance with the 1999 capital and operating budgets with respect to each such System (copies of which are set forth on Schedule 7.2-A, with respect to IPSE, and on Schedule 7.2-B, with respect to Charter), completing ongoing and planned line extensions, placing conduit or cable in new developments, fulfilling installation requests, completing disconnection work orders and disconnecting and discontinuing service to customers whose accounts are delinquent) and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (a) preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with its Systems, (b) keep available the services of its employees and agents providing services in connection with its Cable Business, (c) continue budgeted marketing, advertising and promotional expenditures with

                                           IPSE/Charter Asset Exchange Agreement
respect to its Cable Business, (d) enter into written agreements with respect to all multiple dwelling unit and bulk billed accounts having greater than 200 individual units, and (e) operate its Cable Business in material compliance with all Legal Requirements;

            7.2.2 will maintain its Assets in good operating repair, order and condition, ordinary wear and tear excepted; will maintain equipment and inventory for its Systems at normal historical levels consistent with its past practices (as adjusted to account for abnormally high inventory levels related to periodic rebuild activity); will maintain in full force and effect policies of insurance with respect to its Cable Business in such amounts and with respect to such risks as are currently in effect for its Systems; and will maintain its books, records and accounts with respect to its Assets and the operation of its Systems in the usual, regular and ordinary manner on a basis consistent with its past practices;

            7.2.3 will not, outside the ordinary course of business or to the extent inconsistent with past practice or the 1999 operating budget included in
Schedule 7.2-A (with respect to IPSE) or Schedule 7.2-B (with respect to Charter), as applicable, (a) modify, terminate, renew, suspend or abrogate any System Contract (other than retransmission consent System Contracts, System Contracts evidencing Leased Property or Other Real Property Interests and lease agreements for Tangible Personal Property); (b) modify, terminate, renew, suspend or abrogate any retransmission consent System Contract, System Franchise, System Contract evidencing Leased Property or Other Real Property Interests, lease agreements for Tangible Personal Property or System License except for renewals (other than renewals of System Franchises) on terms that are not materially different from those which currently exist and renewals of System Franchises as otherwise required or permitted under this Agreement; (c) engage in any marketing, subscriber installation, collection or disconnection practices; (d) make any Cost of Service Election; (e) other than as set forth on
Schedule 7.2, enter into any agreement with or commitment to any competitive access provider and/or local exchange company or any internet access or on-line services provider with respect to the use or lease of any of its Assets; (f) sell, transfer or assign any portion of its Assets other than sales in the ordinary course of business or permit the creation of a Lien (other than Permitted Liens) on any of its Assets; (g) take any actions that would cause the transactions contemplated hereby to fail to qualify as a like-kind exchange under Section 1031 of the Code; (h) decrease the rate charged for any level of Basic Services, Expanded Basic Services or any Pay TV or, except as expressly permitted by Schedule 7.2, add, delete, retier or repackage any analog programming services, in each case except to the extent required under the 1992 Cable Act or any other Legal Requirement; provided, however, that if rates are decreased in order to so comply, the Party decreasing the rates will provide the other with copies of any FCC forms (even if not filed with any Governmental Authority) that such Party used to determine that the new rates were required;
(i) convert any of its Systems to any billing system or otherwise change billing arrangements for any of its Systems; (j) enter into any Contract of any kind relating to the Cable Business to be assumed by the other Party hereunder that individually or in the aggregate call for payments over its terms or otherwise involving expenditures in excess of

                                           IPSE/Charter Asset Exchange Agreement

$100,000, except for the renewal of Contracts that would, but for such renewal, terminate in accordance with their terms prior to Closing; (k) except pursuant to or required by plans, agreements or arrangements already in effect on the date hereof, make any material increase in compensation or benefits payable or to become payable to employees or make any material change in personnel policies; (l) take any action with respect to the grant or increase of severance or termination pay payable after the Closing Date; (m) engage in any material transaction with respect to its Cable Business; or (n) agree to do any of the foregoing;

            7.2.4 will promptly deliver to the other (i) true and complete copies of all monthly statements of income and such other information with respect to its Systems or the operation of its Cable Business in a format consistent with the form of report attached hereto as Schedule 7.2.4 for the period from January 1, 1999, through the Closing, and if the Closing occurs as of the end of a month, as soon as practicable after Closing and (ii) such financial information reasonably requested by such other party in connection with the qualification, reporting and record-keeping requirements under Section 1031 of the Code (and the revenue regulations thereunder) with respect to the Exchange;

            7.2.5 will give or cause to be given to the other, as soon as reasonably possible but in any event within five Business Days after the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of its Systems;

            7.2.6 will duly and timely file a valid notice of renewal under
Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any System Franchise that will expire within 36 months after any date between the date of the Agreement and the Closing Date;

            7.2.7 will promptly notify the other of any fact, circumstance, event or action by it or otherwise (a) which, if known at the date of this Agreement, would have been required to be disclosed by it in or pursuant to this Agreement or (b) the existence, occurrence or taking of which would result in the condition of IPSE in Section 8.2.1 (with respect to the representations and warranties of the Charter Parties) or the condition of the Charter Parties in
Section 8.1.1 (with respect to the representations and warranties of IPSE) not being satisfied at any time prior to or on the Closing, and, with respect to clause (b), use its commercially reasonable efforts to remedy the same and to satisfy such condition to the other Party's obligation to consummate the transactions contemplated by this Agreement;

            7.2.8 will use its commercially reasonable efforts to challenge and contest any Litigation brought against or otherwise involving such Party that could result in the imposition of Legal Requirements that could cause the conditions to the Closing not to be satisfied; and

                                           IPSE/Charter Asset Exchange Agreement

            7.2.9 will cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 7.2 to the extent such Affiliates own, operate or manage any of the IPSE Assets, IPSE Systems, Charter Assets or Charter Systems, as the case may be.

      7.3 Employees.

            7.3.1 Except as set forth in this Section 7.3.1, each Party may, but shall have no obligation to employ or offer employment to, any employee of the other Party's Cable Business. Within 30 days after the date of execution of this Agreement, each Party shall provide to the other a list of all employees of its Systems (collectively for each Party, its "System Employees") as of a recent date, showing the original hire date, the then-current positions and rates of compensation and whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. Within 60 days after the date of execution of this Agreement (but in no event less than 30 days after receipt of such list), or such other date as the Parties may agree, the Party receiving such list will provide to the other in writing a list of the other's System Employees such Party or its Affiliates will employ following the Closing, subject only to the evaluations permitted by this Section. Each Party agrees, and shall cause its appropriate Affiliates, to cooperate in all reasonable respects with the other Party to allow the other Party or its Affiliates to evaluate its System Employees to make hiring decisions. In this regard, each Party shall have the opportunity to make such appropriate prehire investigation of each of such other Party's System Employees, as it deems necessary, including, subject to obtaining the consent of such System Employee, the right to review personnel files and conduct background checks and the right to interview such employees during normal working hours so long as such interviews are conducted after notice to the other Party and do not unreasonably interfere with the other Party's operations. Each Party will use its good faith efforts to obtain the consent of each of its System Employees to allow the other Party to review personnel files and to conduct background checks in connection with the foregoing. Each Party or its Affiliates may, if it wishes, condition any offer of employment upon the employee's passing a pre-placement physical examination (including drug screening test) and the completion of a satisfactory background check. The Party requesting such examination shall bear the expense of such examination but the other Party shall, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with the other Party's operations. As of the Closing Date, each Party shall have no obligation to the other Party, its Affiliates or to the other Party's employees, with regard to any employee it has determined not to hire. Notwithstanding any of the foregoing, each Party agrees not to solicit for employment, without the written consent of the other, any employee listed on Schedule 7.3 or any other employee of the other Party whose position is System manager or higher.

            7.3.2 Each Party, or its appropriate Affiliate, will pay to all of its System Employees all compensation, including salaries, commissions, bonuses, deferred

                                           IPSE/Charter Asset Exchange Agreement
compensation, severance (to the extent applicable), insurance, vacation (except for accrued vacation time (not to exceed four weeks) and sick time (not to exceed 10 days) included in the calculation of such Party's Adjusted Value under the Common Agreement), and other compensation or benefits to which they are entitled for periods prior to the Closing, including all amounts, if any, payable on account of the termination of their employment.

            7.3.3 Each Party, or its appropriate Affiliate, will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by such Party, or its appropriate Affiliate, pursuant to the provisions of such plan and any Legal Requirements. Neither Party will assume any obligation or liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by the other Party or any Affiliate. In the event that a transferor Party determines that the transactions contemplated by this Agreement will not permit a distribution to be made to a Hired Employee (as defined below) from the transferor Party's tax qualified plan in accordance with Section 401(k)(10) of the Code then the other Party may accept a plan-to-plan transfer of Hired Employees' plan benefits to its own tax qualified plan. If there is no plan-to-plan transfer, in order to permit a transferor Party, or its appropriate Affiliate, to make distributions to any former System Employee of such Party who becomes a Hired Employee of the other Party of the balance of such employee's 401(k) account in the transferor Party's or its Affiliate's tax qualified plan, if any, as soon as legally permitted, each transferee Party shall notify the other Party of the date of termination of such employee's employment with the transferee Party for any reason.

            7.3.4 All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of a Party or any Affiliate or arising under any Legal Requirement affecting employees of such Party or any Affiliate incurred on or before the Closing Date or resulting from or arising from events or occurrences occurring or commencing on or before the Closing Date will remain the responsibility of such Party, or the appropriate Affiliate, whether or not such employees are hired by the other Party as of or after the Closing. Neither Party will have or assume any obligation or liability under or in connection with any such plan of the other Party or any Affiliate of the other Party.

            7.3.5 Each Party, or its appropriate Affiliate, will remain solely responsible for, and will indemnify and hold harmless the other from and against all Losses arising from or with respect to, all salaries and all severance, vacation (except for accrued vacation time and sick time included in the calculation of such Party's Adjusted Value under the Common Agreement), medical, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the other Party or any Affiliate of the other Party, as a result of their employment by such Party or any Affiliate of such Party on or prior to the Closing Date, the termination of their employment on

                                           IPSE/Charter Asset Exchange Agreement
or prior to the Closing Date, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement or otherwise relating to their employment prior to the Closing Date. Any liability under WARN with regard to any employee terminated on or prior to the Closing Date, or not hired by the other Party on or after the Closing Date, shall, as a matter of contract between the Parties, be the responsibility of the Party or its Affiliates by which the employee was employed prior to the Closing Date. Each Party and its Affiliates shall cooperate with the other Party and its Affiliates, if requested, in the giving of WARN notices on behalf of the other.

            7.3.6 Notwithstanding anything to the contrary herein, each Party shall:

                  (a) credit each System Employee of the other Party who is offered on or prior to the Closing employment by such Party and becomes an employee of such Party after the Closing Date (a "Hired Employee") the amount of vacation time (to a maximum of four weeks) and sick time (to a maximum of 10 days) accrued by him or her as a System Employee of the transferor Party through and including the Closing Date to the extent the transferor Party's System Value is decreased pursuant to Section 2.2(c)(ii) of the Common Agreement in the case of IPSE System Employees who become employees of any Charter Party or its Affiliates and Section 2.2(c)(ii) of the Common Agreement in the case of Charter System Employees who become employees of IPSE or its Affiliates, provided, however, that if any Hired Employee has accrued vacation time and/or sick time in excess of four weeks or 10 days, respectively, then the transferor Party shall, and shall cause its appropriate Affiliate to, pay to such employee the amount of such excess and the transferee Party shall not assume any liability or obligation in respect of such excess;

                  (b) permit each Hired Employee to participate in such Party's employee benefit plans to the same extent as similarly situated employees of such Party and their dependents are permitted to participate;

                  (c) give each Hired Employee credit for such employee's past service with the other Party and its Affiliates as of the Closing Date (including past service with any prior owner or operator of the other Party's Systems or Cable Business) for purposes of eligibility and vesting under such Party's employee benefit and other plans to the same extent as other similarly situated employees of such Party;

                  (d) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under such Party's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the employee benefit plans of such other Party or any Affiliate of such other Party; and

                                           IPSE/Charter Asset Exchange Agreement

                  (e) credit each Hired Employee under any group health plan for any deductible amount previously met by such Hired Employee as of the Closing Date under any of the group health plans of the transferor Party or any of its Affiliates.

            7.3.7 If a transferee Party discharges any Hired Employee without cause within one hundred twenty days after Closing, then such transferee Party shall pay severance benefits to such Hired Employee in accordance with such transferor Party's severance benefit plan. For purposes of this Section 7.3.7, "cause" shall have the meaning set forth in the transferee Party's employment policies, procedures or agreements applicable to such transferee Party's employees who are situated similarly to the discharged Hired Employee.

            7.3.8 If a transferor Party has, or acquires, a duty to bargain with any labor organization, then such transferor Party will (i) give prompt written notice of such development to the other Party, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit the other Party to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making the transferee Party's representative a representative of the transferor Party's delegation if required by the labor organization) and (ii) not, without the transferee Party's written consent, enter into any Contract with such labor organization that purports to bind the transferee Party, including any successor clause or other clause which would have this purpose or effect. Each Party (as a transferor Party) acknowledges and agrees that the other Party has not agreed to be bound, and will not be bound, without an explicit assumption of such liability or responsibility by the transferee Party, by any provision of any collective bargaining agreement or similar Contract with any labor organization to which the transferor Party or any of its Affiliates is or may become bound.

            7.3.9 Nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to make any employee of either Party a third party beneficiary of this Agreement.

            7.3.10 Notwithstanding any other provision of this Agreement, in respect of wages paid with respect to the 1999 calendar year to employees of Charter who after the Closing become employees of IPSE, or vice versa, IPSE and Charter agree to comply, and to cause their respective affiliates to comply, with the alternative procedures set forth in Section 5 of Revenue Procedure 96-60 and shall cooperate, and shall cause their respective affiliates to cooperate, with each other in complying with such procedures.

      7.4 Leased Vehicles; Other Capital Leases. Except for leases described in
Schedule 4.2(b) (with respect to IPSE Tangible Personal Property) or Schedule 4.4(b) (with respect to Charter Tangible Personal Property), each Party will pay the remaining balances on any leases for vehicles or capital leases included in its Tangible Personal Property and will

                                           IPSE/Charter Asset Exchange Agreement


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

deliver title to such vehicles and other Tangible Personal Property, free and clear of all Liens, to the other Party at the Closing.

      7.5 Required Consents; Franchise Renewal.

            7.5.1 Each Party will use its commercially reasonable efforts to (i) obtain in writing as promptly as possible and at its expense, all of the Required Consents and any other consent, authorization or approval required to be obtained by such Party in connection with the transactions contemplated by this Agreement, and deliver to the other Party copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by such Party and (ii) give any required written notice in connection with the transactions; provided, that each Party will afford the other Party the opportunity to review, approve and revise the form of letter or application proposed to request the Required Consent or form of written notice prior to delivery to the Third Party or the Affiliate of a Party whose consent is sought or to whom such notification is required. All documents delivered or filed with any Governmental Authority or any Person by or on behalf of such Party pursuant to this Section 7.5.1, when so delivered or filed, will be correct, current and complete in all material respects. Each Party will cooperate with the other Party to obtain all Required Consents and no Party shall intentionally take any action or steps that would prejudice or jeopardize the obtaining of any Required Consent. No Party will accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises, System Licenses or System Contracts of its Cable Business that are not acceptable to the other Party. Notwithstanding the foregoing, as soon as practicable after the date of this Agreement (and in no event more than 15 Business Days hereafter), each Party will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered, to the appropriate Governmental Authority, a FCC Form 394 with respect to each System Franchise other than any such Governmental Authority that the Parties have agreed will not initially receive FCC Form 394; provided, that if either Party subsequently requests that FCC Form 394 be completed, executed and delivered to any appropriate Governmental Authority that did not initially receive a FCC Form 394 for any System Franchise, then the Parties will cooperate to complete, execute and deliver a FCC Form 394 to such Governmental Authority as soon as practicable but in any event within 15 Business Days after a Party has made such request. Without the prior consent of the other Party, neither Party shall agree with any Governmental Authority to extend or to toll the time limits applicable to such Governmental Authority's consideration of any FCC Form 394 filed with such Governmental Authority.

            7.5.2 Each Party will use commercially reasonable efforts to obtain and cooperate with the other Party to obtain a renewal or extension of any System Franchise (for a period expiring no earlier than three years after the Closing Date) for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority and no written


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

confirmation has been received from such Governmental Authority that the procedures established by Section 626 nonetheless will be applicable with respect to the renewal or extension of such System Franchise.

            7.5.3 Notwithstanding the provisions of Section 7.5.1, no Party will have any further obligation to obtain Required Consents: (a) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that the other Party enter into a new agreement with such licensing authority, in which case the other Party shall use its commercially reasonable efforts to enter into such agreement prior to Closing or as soon as practicable thereafter and such Party will cooperate with and assist the other Party in obtaining such agreements; (b) for any business radio license or any private operational fixed service (POFS) microwave license which such Party reasonably expects can be obtained within 120 days after the Closing and so long as a conditional temporary authorization (for a business radio license) or a special temporary authorization (for a POFS license) is obtained by the other Party under FCC rules with respect thereto; (c) with respect to Contracts evidencing Leased Property, if, with the consent of the other Party, such Party obtains and makes operational prior to Closing substitute Leased Property that is reasonably satisfactory to the other Party; (d) with respect to Contracts evidencing leased Tangible Personal Property that is material to its Cable Business, if, with the consent of the other Party, such Party obtains and makes operational prior to Closing substitute Tangible Personal Property that is reasonably satisfactory to the other Party; and (e) with respect to Contracts which are not identified with an asterisk (*) on Schedule 5.3 or 6.3, if IPSE, with respect to Contracts relating to IPSE Systems, or Charter, with respect to Contracts relating to Charter Systems, uses its commercially reasonable efforts to obtain the Required Consent of the other party to such Contract but fails to obtain such consent on or prior to Closing.

            7.5.4 If and to the extent that IPSE and the Charter Parties, or any of them, fails to obtain all Required Consents identified with an asterisk (*) on Schedule 5.3 (except Required Consents for the transfer of Systems Franchises which shall be governed by Section 7.5.5) on or prior to the Closing (whether or not Charter or IPSE shall have waived satisfaction of the condition to Closing set forth in Section 8.1.5 or Section 8.2.5, respectively), subsequent to the Closing, each of IPSE with respect to its Systems and Assets and the Charter Parties with respect to their Systems and Assets will continue to use commercially reasonable efforts to obtain in writing as promptly as possible such Required Consents and will deliver copies of the same, reasonably satisfactory in form and substance, to the other. The obligations set forth in this Section will survive the Closing and will not be merged in the consummation of the transactions contemplated hereby.

            7.5.5 If less than all of the Required Consents for the transfer of Systems Franchises are obtained as of the Closing Date, then subject to the conditions set forth in Sections 4.1(c) and 4.2(d) of the Common Agreement the following will occur:

                                           IPSE/Charter Asset Exchange Agreement

                  (a) With respect to each IPSE Systems Franchise for which an IPSE Required Consent has not been obtained as of the Closing Date (including any IPSE Assets that are located in the franchise area for such franchise or relate exclusively to such franchise, an "IPSE Retained Franchise"), the parties will negotiate in good faith to reach agreement on a Charter Systems Franchise (including any Charter Assets that are located in the franchise area for such franchise or relate exclusively to such franchise, a "Charter Matching Franchise") that is to the greatest extent possible, like kind to such IPSE Retained Franchise for purposes of Section 1031 of the Code and the applicable exchange. A Charter Matching Franchise may also be a Charter Retained Franchise. For purposes of this Section 7.5.5, a "Retained Franchise" means either an IPSE Retained Franchise or a Charter Retained Franchise or both, as the context requires, and a "Matching Franchise" means either an IPSE Matching Franchise or a Charter Matching Franchise or both, as the context requires.

                  (b) With respect to each Charter Systems Franchise for which a Charter Required Consent has not been obtained as of the Closing Date (including any Charter Assets that are located in the franchise area for such franchise or relate exclusively to such franchise, a "Charter Retained Franchise"), the parties will negotiate in good faith to reach agreement on an IPSE Systems Franchise (including any IPSE Assets that are located in the franchise area for such franchise or relate exclusively to such franchise, a "IPSE Matching Franchise") that is to the greatest extent possible, like kind to such Charter Retained Franchise for purposes of Section 1031 of the Code and the applicable exchange. An IPSE Matching Franchise may also be an IPSE Retained Franchise.

                  (c) The parties shall negotiate in good faith to reach agreement on one or more operating agreements pursuant to which the intended transferee of each Retained Franchise and Matching Franchise will operate such Retained Franchise and Matching Franchise to the extent not prohibited under the terms thereof, and for compensation as may be agreed upon, which operating agreements shall also contain any required signal sharing arrangements that the parties, each acting in good faith, may determine to be necessary (the "Operating Agreements").

                  (d) At the Closing, the Charter Parties and IPSE shall transfer, convey and assign (the "Primary Transfer") all of the IPSE System Assets other than any IPSE Retained Franchises and IPSE Matching Franchises and all of the Charter System Assets other than any Charter Retained Franchises and Charter Matching Franchises.

                  (e) Following the Closing of the Primary Transfer, the parties will continue to use commercially reasonable efforts to obtain on an expedited basis the Required Consents for all IPSE Retained Franchises and Charter Retained Franchises. The Operating Agreements will contain mutually acceptable terms regarding the post-Closing exchange or transfer (a "Subsequent Transfer") of the Retained Franchises and Matching Franchises after

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                                       51
the receipt or failure to receive the Required Consents applicable to such Retained Franchises and Matching Franchises.

                  (f) All references in this Agreement to the Closing and the Closing Date will mean the Closing and Closing Date of the Primary Transfer except as specifically provided otherwise in this Section 7.5.5(f). Without limiting the foregoing, all representations and warranties (except as to those Required Consents that have not been obtained) made in connection with the Retained Franchises and the Matching Franchises will be made as of the Closing Date rather than the date of the Subsequent Transfer, the other covenants in
Article 7 will not apply to the Retained Franchises or the Matching Franchises following the Closing Date, and the Survival Period applicable under Article 11 for all such representations, warranties and covenants will accrue from the Closing Date; provided, that the parties will negotiate in good faith to include appropriate covenants in the Operating Agreements that will apply to the Retained Franchises and the Matching Franchises following Closing. The closing conditions in Article 8 will not apply to any Retained Franchise or Matching Franchise transfer; provided, that the parties will negotiate in good faith to include appropriate conditions to the later transfer of the Retained Franchises and the Matching Franchises in the Operating Agreements. Notwithstanding the foregoing, the adjustments provided for in Article 3 will be made as of the Closing Date for both the Retained Franchises and the Matching Franchises.

                  (g) If the provisions of this Section 7.5.5 become operative, the parties agree to use commercially reasonable efforts and act in good faith in taking such actions and negotiating such additional provisions or other agreements, including amendments to this Agreement, as may be necessary or appropriate to carry out the intent of this Section 7.5.5, including keeping franchise transfers effective.

      7.6 Title Commitments and Surveys. Each Party will have the option to obtain, at its own expense, (i) commitments of title insurance ("Title Commitments") issued by a nationally recognized title insurance company selected by the requesting party (the "Title Company") and containing policy limits and other terms reasonably acceptable to the requesting party, and photocopies of all recorded items described as exceptions therein committing to insure (A) fee title in the requesting party to each parcel of IPSE Owned Property or Charter Owned Property, as the case may be, and (B) a leasehold interest in the requesting party in each parcel of IPSE Leased Property or Charter Leased Property, as the case may be, that is the site of a System headend or tower, by American Land Title Association ("ALTA") (1992) owner's or lessee's policies of title insurance, and (ii) current ALTA as-built surveys (in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by ALTA and the American Congress on Surveying and Mapping in 1992) of each such parcel of IPSE or Charter Owned Property or IPSE or Charter Leased Property with monuments placed at all major corners of the property boundary unless already marked and showing the location and identification by recorded

                                           IPSE/Charter Asset Exchange Agreement
instrument number of all easements or rights-of-way burdening or benefiting the property in question and all other documents and matters referenced as exceptions on the Title Commitment, the location of all apparent easements and rights-of-way, flood zone designation, setback lines, if applicable, the location of all substantial visible improvements on such property and the location of all adjoining streets and indication of access to a public way such as curb cuts and driveways, in such form as is reasonably satisfactory to the requesting party and as is necessary to obtain the title insurance to be issued pursuant to the Title Commitments with the standard printed exceptions relating to survey matters deleted (the "Surveys"), certified to the parties and the Title Company issuing a Title Commitment. If the requesting party notifies the other party within 20 days of this Agreement or, if later, of its receipt of both the Title Commitments and the Surveys of any Lien (other than a Permitted
Lien) or other matter affecting title to IPSE or Charter Owned Property or IPSE or Charter Leased Property of the other which renders (or presents a material risk of rendering) title to any parcel of IPSE or Charter Owned Property not good and marketable or prevents or materially interferes with (or presents a material risk of preventing or interfering with) the use of any parcel of IPSE or Charter Owned Property or IPSE or Charter Leased Property for the purposes for which it is currently used or intended to be used by such Party (each a "Title Defect"), such party will exercise commercially reasonable efforts to remove or, with the consent of the requesting party, cause the Title Company to commit to insure over, each such Title Defect prior to the Closing.

      7.7 HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 30 days after such execution, the Charter Parties and IPSE will each complete and file, or cause to be completed and filed at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement and each such filing shall request early termination of the waiting period imposed by the HSR Act. The Parties shall use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The Parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each Party will cooperate to prevent inconsistencies between their respective filings and between their respective responses to all such inquiries and responses, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding the foregoing, no Party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates, if a Party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates having significant assets, net worth or revenue.

      7.8 Sales and Transfer Taxes. All sales, use or excise Taxes arising from or payable by reason of the transfer of any of the IPSE Assets or any of the Charter Assets ("Transfer Taxes") will be shared equally by IPSE and Charter. All transfer and similar taxes or assessments, including transfer fees and similar assessments for or under System Franchises, System Licenses and System Contracts, arising from or payable by reason of the conveyance of the IPSE Assets or the Charter Assets also will be shared equally by IPSE and Charter. Tax Returns required to be filed in respect of Transfer Taxes ("Transfer Tax Returns") shall be prepared and filed by the party that has the primary responsibility under applicable law for filing such Transfer Tax Returns. If no party has primary responsibility for filing a Transfer Tax Return, then Charter shall be responsible for preparing and filing any such Transfer Tax Return.

      7.9 Programming. Each Party will execute and deliver such documents and take such action as may be reasonably requested by another Party to enable such other Party to comply with the requirements of its programming agreements with respect to divestitures and acquisitions of cable television systems; provided, however, that neither Party will be required to provide specific programming or channels or to assume any liability with respect to or in connection with the programming agreements of the other Party or any Affiliate of the other Party, except to the extent included on Schedule 4.4(b) (with respect to Charter) or
Schedule 4.2(b) (with respect to IPSE).

      7.10 Updated Schedules.

            (a) Schedule and exhibit references contained in this Agreement are for convenience only and any matter disclosed pursuant to one section, subsection or other provision of this Agreement, are deemed disclosed for all purposes of this Agreement, as long as the disclosure with respect to such matter provides a truthful, accurate and adequate description of all relevant aspects of such matter.

            (b) Not less than ten Business Days prior to Closing, each of IPSE and Charter will deliver to the other revised copies of each of its Schedules, except for Schedules 5.15 and 6.15 as they relate to matters addressed in Sections 5.15.1 and 5.15.2, and Sections 6.15.1 and 6.15.2, respectively (regardless of whether the original Schedule is as of a certain date) which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that such updates are for informational purposes only, and for purposes of determining whether such Party's representations, warranties and covenants in this Agreement are true and correct at Closing, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing. Notwithstanding the foregoing, if the effect of any such updates to

                                           IPSE/Charter Asset Exchange Agreement

Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims, in each case acquired after the date of this Agreement ("New Properties") as Assets that would have been (if owned on the date of this Agreement) required by this Agreement to have been disclosed by such Party in its original Schedules or that were acquired by such Party after the date of this Agreement in breach of this Agreement, then the other Party, at or before Closing, will have the right (to be exercised by written notice to such Party) to cause any one or more of such New Properties to be designated as and deemed to constitute Excluded Assets of such Party for all purposes under this Agreement. If such right is not exercised by any Party entitled to exercise such right and if such Party waives the applicable condition to Closing provided in Section 8.1.1, 8.1.2, 8.2.1 or 8.2.2, such Party shall be deemed to have accepted such new disclosure with respect to such New Properties and it shall be deemed incorporated by reference into the Schedules. Notwithstanding anything to the contrary contained in this Agreement, and except as set forth in the preceding sentence with respect to New Properties, the waiver of any condition to Closing by a Party who has knowledge of a breach by the other Party will not be deemed a waiver of any rights and remedies with respect to such breach under this Agreement or the Common Agreement.

      7.11 Use of Name and Logo. For a period of 180 days after the Closing, each of the Charter Parties and IPSE will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the transferor to the extent incorporated in or on the Assets transferred to it at the Closing on a royalty-free basis, provided that each of the Charter Parties and IPSE will exercise commercially reasonable efforts to remove all such names, marks, logos and similar proprietary rights of the transferor (except to the extent otherwise permitted by Charter or IPSE) from the Assets as soon as reasonably practicable, and in any event within 180 days, following the Closing. Notwithstanding the foregoing, nothing in this Section will require any Party to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable.

      7.12 Transitional Billing Services. Charter and IPSE will each provide to the other, upon written request delivered a reasonable amount of time in advance and to the extent reasonably practicable, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems acquired by the other for a period of up to 150 days following the Closing to allow for conversion of existing billing arrangements, including billing and related arrangements regarding internet access services being provided to customers of a System on the Closing Date ("Transitional Billing Services"). Each Party will notify the other at least thirty days prior to the Closing as to whether it desires Transitional Billing Services from the other. All Transitional Billing Services, if any, that are requested by a Party will be provided on terms and conditions reasonably satisfactory to each Party; provided, however, that the amount to be paid by the Party receiving Transitional Billing Services will not exceed the out-of-pocket cost to the other Party of providing such Transitional Billing Services. Each Party will notify the other of the cost to such Party of providing such

                                           IPSE/Charter Asset Exchange Agreement

Transitional Billing Services within ten Business Days after receiving the other Party's notice requesting the provision of such Transitional Billing Services.

      7.13 Confidentiality and Publicity.

            7.13.1 Prior to the Closing, each Party will keep confidential any non-public information that such Party may obtain from the other in connection with this Agreement, and following the Closing, each Party will keep confidential any non-public information that such Party may obtain from the other in connection with this Agreement unrelated to the Cable Business and Systems transferred by the other Party pursuant to this Agreement as well as any non-public information in the possession of such Party related to the Cable Business and Systems transferred by such Party to the other Party pursuant to this Agreement (any such information that a Party is required to keep confidential pursuant to this sentence shall be referred to as "Confidential Information"). Each Party will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any Confidential Information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its controlled Affiliates, directors, officers, employees, consultants, advisors and agents not to use, such Confidential Information to the detriment of the other; provided that (i) such Party may use and disclose any such Confidential Information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section) or which rightfully has come into the possession of such Party (other than from the other Party and other than from another Person in violation of any duty or obligation of confidentiality) and (ii) to the extent that such Party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such Confidential Information, such Party may disclose such Confidential Information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the Confidential Information compelled to be disclosed. In the event of termination of this Agreement, each Party will cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such Party or on its behalf from the other, whether so obtained before or after the execution hereof.

            7.13.2 No Party will issue any press releases or make any other public announcement concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other Party, which consent and approval may not be unreasonably withheld.

            7.13.3 Each Party expressly agrees that, in addition to any other right or remedy the other may have, such other Party may seek and obtain specific performance of the covenants and agreements set forth in or made pursuant to this Section 7.13 and temporary and permanent injunctive relief to prevent any breach or violation thereof, and that no bond or other security may be required from such other parties in connection therewith.

      7.14 Bulk Transfer. Each Party waives compliance by each other Party with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

      7.15 Lien Searches. Each Party will obtain, at its expense, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist any of its Owned Property or Tangible Personal Property, and in the state and county where such Party's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.

      7.16 Further Assurances. At or after the Closing, each Party at the request of the other Party, will promptly execute and deliver, or cause to be executed and delivered, to the other Party all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other Party as the other Party may reasonably request in order to carry out or evidence the terms of this Agreement or to collect any accounts receivable or other claims included in the Assets transferred to the other Party. Without limiting the generality of the foregoing, the Charter Parties and IPSE will take, or cause to be taken, all actions consistent with the terms of this Agreement, including execution and delivery of any documents or instruments, as the other may reasonably request to effect the qualification of the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code.

      7.17 Post-Closing Cooperation as to Rates.

            7.17.1 Each of IPSE and the Charter Parties will use commercially reasonable efforts to cooperate with and assist the other by providing, upon reasonable request, all information in that Party's possession (and not previously made available to the requesting Party) relating directly to the rates set forth on Schedule 5.15.2 or 6.15.2, as applicable, or on any of FCC Forms 1200, 1205, 1210, 1220, 1225, 1235 or 1240 or any other FCC Form, that the requesting Party may reasonably require to justify such rates in response to any inquiry, order or requirements of any Governmental Authority.

            7.17.2 Prior to Closing, neither Party shall settle or permit to be settled any rate proceeding with respect to its Systems without the consent of the other Party, which consent will not be unreasonably withheld or delayed, unless the proposed settlement includes injunctive or other relief that adversely affects its Assets or its ability of such other Party to operate such Systems substantially in the manner in which they are operated on the date of this Agreement (other than changing the rates in question), in which case consent may be withheld or delayed in such other Party's sole discretion.

                                           IPSE/Charter Asset Exchange Agreement

            7.17.3 After the Closing, each Party, as a transferor (the "Transferor Party") will be responsible for and follow to conclusion any rate order of any Governmental Authority or proceeding with respect to rates of any of its Systems charged by it immediately prior to the Closing; provided, however, that the Transferor Party shall not: (i) agree to any forward-looking rate adjustment; (ii) submit any refund plan to a Governmental Authority that would impact any rates charged or impose financial liability on the Transferee Party after the Closing; or (iii) appeal or take any other action with regard to such proceeding that would impact any rates charged or impose financial liability on the Transferee Party after the Closing, in any case without obtaining the prior written consent of the System's current owner (the "Transferee Party"), which consent shall not be unreasonably withheld. Each Party will cooperate with and assist the other by providing, upon reasonable request, all information in its possession (and not previously made available to the requesting Party) that the requesting Party may reasonably require to justify rates in response to any inquiry, order or requirements of any Governmental Authority.

            7.17.4 If, following Closing any System is required pursuant to any Legal Requirement, settlement or otherwise to refund to subscribers any payments, in whole or in part, made by such subscribers prior to Closing, including fees for cable television service, equipment charges, late fees and similar payments, then at the election of the Transferee Party and upon the Transferor Party's prior written consent, which consent shall not be unreasonably withheld: (i) the Transferor Party must fulfill such refund obligation through a one-time cash payment to subscribers, in which case the Transferor Party shall provide funds for such payment to the Transferee Party, the Transferee Party shall cooperate with the Transferor Party or implement and administer such refund payment through the Transferee Party's billing system, and the Transferor Party shall reimburse the Transferee Party for all reasonable expenses incurred by the Transferee Party in connection therewith; (ii) the Transferee Party may fulfill such refund obligation through a cash payment, credit or in-kind or other form of consideration, at its discretion and subject to any required approval by a Governmental Authority, and the Transferor Party shall reimburse the Transferee Party in the amount of any payment or in the amount of the cost to the Transferee Party of any credit or in-kind or other form of consideration and all reasonable expenses incurred by the Transferee Party in connection therewith. Without limiting the foregoing, the Transferee Party will provide the Transferor Party with all information in the Transferee Party's possession that is reasonably required by the Transferor Party in connection with such reimbursement.

            7.17.5 If a Transferee Party is permitted following Closing to pass through to subscribers of Systems acquired by it at Closing, the amount of any "franchise fees on franchise fees" paid by a Transferor Party to the appropriate local franchising authority with respect to the period prior to Closing, the Transferee Party agrees that it will collect for the benefit of the Transferor Party such amounts specified no later than the Six-Month Date as paid by the Transferor Party and, except as specified below, will promptly remit such amounts

                                           IPSE/Charter Asset Exchange Agreement
to the Transferor Party; provided, however, that if a local franchising authority challenges such collection or orders the Transferee Party to refund such fees to subscribers, then the Transferee Party shall not remit the fees to the Transferor Party but shall hold such fees in escrow and the parties will cooperate reasonably and in good faith to challenge such local franchising authority action. Upon the final resolution of such local franchising authority action, the escrowed fees shall be released from escrow and, to the extent not refunded to subscribers, paid over to the Transferor Party. The Transferor Party agrees to provide the Transferee Party with such documentation as necessary to demonstrate its payment of the "franchise fees on franchise fees" and to enable the Transferee Party to collect the pass through amounts from subscribers.

      7.18 Distant Broadcast Signals. Unless otherwise restricted or prohibited by any Governmental Authority, applicable Legal Requirements or Contract, each Party will, if requested by the other Party, delete prior to the Closing any distant broadcast signals which such other Party determines will result in unacceptable liability on the part of the transferee for copyright payments with respect to continued carriage of such signals after the Closing; provided, however, that any Party may refuse to honor such a request if such deletion could reasonably be expected to delay or otherwise jeopardize the Parties' ability to complete the transactions contemplated herein.

      7.19 Environmental Assessment.

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

            7.19.1 Each Party acknowledges and agrees, subject to any enforceable restrictions placed thereon by a Third Party owner or lessor of any real property involved, that the other Party may commission, at such other Party's cost and expense, a so-called "Phase I" environmental site assessment of such Party's Assets (a "Phase I Assessment"). If the Phase I Assessment or any other information known to such Party (including information disclosed in connection with the negotiation of this Agreement or described in the Schedules hereto) indicates that a so-called "Phase II" assessment or other additional testing or analysis of such Party's Assets as the investigating Party may deem appropriate (a "Phase II Assessment") is advisable, then, subject to any enforceable restrictions placed thereon by a Third Party owner or lessor of any real property involved, the other Party may elect to cause its agents or representatives to conduct such testing and analysis. Each Party will use its commercially reasonable efforts to comply with any reasonable request for information made by the other Party or its agents in connection with any such investigation, but in no event will either Party be required under this Section
7.19.1 to disclose any materials constituting attorney-client privileged communications. Each Party covenants that any response to any such request for information will be complete and correct in all material respects. Each Party will afford the other Party and its agents or representatives access to all operations of such Party at all reasonable times and in a reasonable manner in connection with any such investigation subject to any reasonably required approval of such Party's landlords, which approval such Party will use its commercially reasonable efforts to obtain. Should the other Party commission such an investigation, such investigation will have no effect upon the representations and warranties made by one Party to the other Party under this Agreement except that if any Phase I Assessment or Phase II Assessment uncovers an environmental condition which then comprises a breach of a Party's representations or warranties herein and such breach is capable of being cured, such Party shall be deemed not to have breached such representation or warranty if such Party cures such breach in accordance with the provisions of this Agreement. In the event this Agreement is terminated or fails to close in accordance with its terms, each Party agrees to repair any damage or disturbance it causes to the other Party's Owned Property or Leased Property in the course of such investigative activities by returning such Owned Property or Leased Property to approximately the same condition as existed prior to such investigative activities. Each Party shall indemnify, protect, defend, and hold the other Party and the other Party's Assets free and harmless from and against any and all claims, actions, causes of action, suits, proceedings, costs, expenses (including reasonable attorneys' and consultants' fees and costs), liabilities, damages, and liens of any type arising directly out of any act or omission of that Party or any of that Party's representatives on or about the other Party's Owned Property or Leased Property in the course of such investigative activities. However, neither of the two preceding sentences shall be interpreted to impose any obligation upon either Party with respect to Hazardous Substances present at, on, in, under or about, or any conditions existing on, the other Party's Owner Property or Leased Property at the time of such investigative activities, except to the extent of a Party's negligence or willful misconduct causes a release of such Hazardous Substances or otherwise exacerbates any such condition in a manner that leads to liability under any Environmental Law.

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            7.19.2 All information collected and generated as a result of the environmental due diligence authorized by Section 7.19.1 will be subject to the terms and conditions of Section 7.13 of this Agreement. Each Party shall provide to the other Party copies of all draft and final reports, assessments and other information composed or compiled by such Party's environmental consultants within five Business Days after such Party's receipt of copies thereof

      7.20 Year 2000 Matters.

            7.20.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Computer and Other Systems" means any level of hardware or software, equipment and cable plant, or environmental and security systems and other facilities used in connection with IPSE's Cable Business or Charter's Cable Business, as the case may be, which are date dependent or which process date data, including any firmware, embedded systems, application programs, user interfaces, files and databases, and which might be adversely affected by any date-related issue or calculation prior to, during or after January 1, 2000, including any problem related to a leap year.

                  (b) "Year 2000 High-Level Inventory, Assessment and Remediation Decisions" means the subject entity's documentation of its Year 2000 inventory, assessment and remediation decisions performed in accordance with its Year 2000 Plan, consisting of (i) database reports identifying each category of items inventoried at the subject entity's cable Systems and specifying as appropriate the manufacturer or vendor and release, version or model number of each item listed, (ii) risk or critically assessments, (iii) determination and execution of evaluation approaches with respect to Year 2000 Readiness, (iv) determination of Year 2000 Readiness based on evaluation approaches employed, and (v) decisions regarding disposition alternatives (i.e., do nothing, repair, replace or retire). All such reports have been reviewed at appropriate levels within the subject entity's organization in accordance with the entity's Year 2000 Plan. IPSE's and Charter's Year 2000 High-Level Inventory, Assessment and Remediation Decisions are attached hereto as Schedules 7.20.1(b)-A and 7.20.1(b)-B, respectively.

                  (c) "Year 2000 Plan" means the plans adopted in accordance with a Party's Year 2000 Remediation Program to make Year 2000 Ready by a date no later than August 31, 1999, all of such Party's Computer and Other Systems having a significant impact on the Party's business. Such Year 2000 Plan will include scope of methodologies and timelines (including objective milestones) for inventory, assessment, remediation and/or replacement, and testing or evaluation of Third Party Testing, as applicable, of its Computer

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                                       61
and Other Systems having a significant impact on the Party's business. IPSE's and Charter's Year 2000 Plans are attached hereto as Schedules 7.20.1(c)-A and 7.20.1(c)-B, respectively.

                  (d) "Year 2000 Ready" or "Year 2000 Readiness" means that the referenced component, system, software, equipment or other item is designed or has been modified to be used prior to, during and after the calendar year 2000 A.D., and that such item will operate at all levels, including microcode, firmware, application programs, user interfaces, files and databases, during each such time period without error or interruption relating to, or the product of, date-related issues or calculations, including date data which represents or references different centuries or more than one century or leap year.

                  (e) "Year 2000 Remediation Program" means an enterprise wide program to make Year 2000 Ready all Computer and Other Systems having a significant impact on the Party's business. Such Year 2000 Remediation Program must be conducted by Persons with experience in issues related to Year 2000 Readiness and such Persons must have organized an enterprise wide program management office which reports to, or an enterprise wide program management structure with oversight by, executive level management and the board of directors (or committee thereof or other governing body of such entity).

            7.20.2 Acknowledgments. The Parties acknowledge the following:

                  (a) Each of Charter and certain of its Affiliates, and IPSE and certain of its Affiliates, have established a Year 2000 Remediation Program.

                  (b) Each of Charter and IPSE has reviewed and approved the other's Year 2000 Plan and Year 2000 High-Level Inventory, Assessment and Remediation Decisions.

                  (c) Each Party acknowledges and agrees with the other Party's preliminary decision to rely on testing of cable plant and related equipment to be performed by certain cable industry technical and trade associations, certain critical vendors or other cable operators ("Third Party Testing"). Each Party will continue to review the progress of such Third Party Testing plans and results as they become available. Each Party has developed test methodologies as part of its Year 2000 Plan to address implementation of additional testing should IPSE and Charter mutually consider such additional testing to be necessary or prudent.

                  (d) Neither party makes any representation, warranty or guarantee that its Computer and Other Systems will be Year 2000 Ready at the Closing Date or thereafter.

            7.20.3 Covenants. Notwithstanding any other provision set forth in this Agreement, the Parties agree as follows:

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                  (a) Through the Closing Date, each Party will exercise prudent and reasonable care and diligence to take such actions with respect to its Cable Business when and as required by its approved Year 2000 Plan.

                  (b) Through the Closing Date, each of IPSE and Charter will cooperate with the other with respect to the nature and results of its activities relating to its Year 2000 Plan. Such cooperation shall include providing the appropriate Party with any non-confidential information possessed by a Party or one of its Affiliates and reasonably requested by the other Party regarding the Year 2000 Readiness of any material component of the Computer and Other Systems having a significant impact on such Party's business.

                  (c) Each Party shall deliver to the other Party on or before July 31, 1999, and again on August 31, 1999 (if Closing has not occurred prior to such date), a statement, certified by an authorized officer of such Party who is responsible for implementation of its Year 2000 Plan, setting forth in reasonable detail that as of such date all of the milestones contained in its Year 2000 Plan to be completed as of such date have been fully completed (or if not, indicating which such milestones have not been completed and describing the efforts required to complete the same).

                  (d) From the date hereof through the Closing Date, each Party shall have the opportunity to conduct due diligence regarding the Year 2000 Readiness of the other Party's Computer and Other Systems having a significant impact on the other Party's business in accordance with this Section 7.20.3(d). Each Party may conduct a review of the Year 2000 Ready assessment activities with respect to the Computer and Other Systems having a significant impact on the other Party's business, including inspecting individual headend and office sites and reviewing existing reports, correspondence and related material regarding the Year 2000 Readiness of the Computer and Other Systems having a significant impact on the other Party's business. Each Party shall conduct no more than three visits to any site of the other Party, and no single site visit shall exceed three Business Days. Each Party shall give the other Party at least five Business Days written notice prior to any visit to any System facilities of the other Party and, if a Party intends during such visit to perform testing at a headend, office or other site of the other Party, such Party also must provide a description of the scope of work regarding such testing. If the other Party does not notify such Party in writing of the other Party's objection to such proposed site visit and/or testing within three Business Days after receipt of such notice, the other Party shall be deemed to have consented to the proposed site visit and any described testing. A Party shall not unreasonably object to the other Party's request to perform testing. A representative of the other Party shall be present at all times during any such visit and testing. All activities of a Party regarding its Year 2000 due diligence shall be conducted to minimize any inconvenience or interruption of the normal use and enjoyment of the other Party's Cable Business and Computer and Other Systems.

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      7.21 Satisfaction of Conditions. Each Party will use its commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement, as set forth in Article 8.

      7.22 Offers. Each Party (and its directors, officers, employees, representatives and agents) shall not directly or indirectly, (i) offer its Assets or Cable Business for sale, (ii) solicit, encourage or entertain offers for such Assets or Cable Business, (iii) initiate negotiations or discussions for the sale of such Assets or Cable Business or (iv) make information about such Assets or Cable Business available to any Third Party in connection with the possible sale of such Assets or Cable Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

      7.23 Retention of Books and Records. At or prior to the Closing, each Party shall make arrangements reasonably satisfactory to the other Party to deliver all such Party's Books and Records not located at any of the offices included in its Owned Property or Leased Property. Following the Closing, each Party shall give access to the other Party, its counsel, accountants and other authorized representatives during normal business hours to such Party's materials, books, records and documents which relate to the operations of such Party's Cable Business prior to the Closing Date or which relate to the operations of the other Party's Cable Business after the Closing Date, in each case as may be reasonably necessary in connection with any legitimate purpose (including the preparation of tax reports and returns and the preparation of financial statements). Such access will be subject to reasonable advance written notice, will be conducted in a manner that is not disruptive of such Party's business, and will be subject to any other reasonable limitations imposed by such Party. The requesting Party shall have the right to make copies of such materials at its own expense. If either Party proposes to destroy or otherwise dispose of any of its materials, books, records or documents that related to the operations of its Cable Business prior to the Closing Date, it will give no less than 30 days advance written notice to the other Party so as to permit such other Party to exercise its rights under this Section 7.23.

      7.24 Cooperation. IPSE and Charter shall reasonably cooperate in connection with the preparation and filing of any Tax Return for which the other is responsible for preparing and filing with respect to the Systems.

8. CONDITIONS PRECEDENT.

      8.1 Conditions to Charter's Obligations. The obligations of Charter to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by Charter:

            8.1.1 Accuracy of Representations and Warranties. The representations and warranties of IPSE in this Agreement and in the Transaction Documents, without giving effect


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to any materiality qualifications contained therein, are true, complete and accurate on and as of the date hereof and at and as of the Closing with the same effect as if made at and as of the Closing, except to the extent that all misstatements, omissions and inaccuracies, in the aggregate, do not have a material adverse effect on the IPSE Assets, IPSE's Cable Business, the operations, condition (financial or otherwise) or results of operations of the IPSE Systems taken as a whole, or on the ability of IPSE to perform its obligations under this Agreement.

            8.1.2 Performance of Agreements. IPSE shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            8.1.3 Deliveries. IPSE shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to Charter under Section 9.2.

            8.1.4 Legal Proceedings. No Legal Requirement of any Governmental Authority (including any temporary Legal Requirement) shall be in effect which would prevent or make illegal the consummation of any of the transactions contemplated by this Agreement or any Transaction Document.

            8.1.5 Consents.

                  (a) Except as otherwise provided in Section 7.5.5, Required Consents relating to all IPSE System Franchises shall have been obtained in form and substance reasonably satisfactory to Charter, or the consent of the appropriate Governmental Authority shall be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. ss.537).

                  (b) Except as otherwise provided in Section 7.5.3, Charter shall have received evidence, in form and substance reasonably satisfactory to it, that the IPSE Required Consents relating to the IPSE Systems Licenses and the IPSE Systems Contracts identified with an asterisk (*) on Schedule 6.3 have been obtained.

            8.1.6 No Material Adverse Changes. There shall not have been any material adverse change in the IPSE Assets or the condition (financial or otherwise) or operations of IPSE's Cable Business or the IPSE Systems, taken as a whole, since December 31, 1998.

            8.1.7 Franchise Renewals. Each IPSE Systems Franchise for which (a) a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority, and (b) with respect to which the appropriate Governmental Authority has not confirmed in writing

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that the procedures established by Section 626 nonetheless shall apply to the renewal or extension of such IPSE Systems Franchise, shall have been renewed or extended for a period expiring no earlier than three years after the Closing Date.

            8.1.8 Common Agreement and Related Closings.

                  (a) The conditions set forth in Section 4.1 of the Common Agreement shall have been satisfied or waived.

                  (b) The transactions contemplated by the IP Agreements and the Redemption Agreement (each as defined in the Common Agreement) shall have been, or will be, consummated as set forth in Section 4.4 of the Common Agreement, except to the extent such Agreements are not consummated as a result of a breach by any Charter Party or their Affiliates of its or their obligation to consummate such transactions.

      8.2 Conditions to IPSE's Obligations. The obligations of IPSE to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by IPSE:

            8.2.1 Accuracy of Representations and Warranties. The representations and warranties of Charter in this Agreement and in the Transaction Documents, without giving effect to any materiality qualification contained therein, are true, complete and accurate on and as of the date hereof and at and as of the Closing with the same effect as if made at and as of the Closing, except to the extent that all misstatements, omissions and inaccuracies, in the aggregate, do not have a material adverse effect on the Charter Assets, Charter's Cable Businesses, the operations, condition (financial or otherwise) or results of operations of the Charter Systems taken as a whole, or on the ability of any Charter Party to perform its obligations under this Agreement.

            8.2.2 Performance of Agreements. Charter shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            8.2.3 Deliveries. Charter shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to IPSE under Section 9.3.

            8.2.4 Legal Proceedings. No Legal Requirement of any Governmental Authority (including any temporary Legal Requirement) shall be in effect which would prevent or make illegal the consummation of any of the transactions contemplated by this Agreement or any Transaction Document.

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            8.2.5 Consents.

                  (a) Except as otherwise provided in Section 7.5.5, Required Consents relating to all Charter System Franchises shall have been obtained in form and substance reasonably satisfactory to IPSE, or the consent of the appropriate Governmental Authority shall be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. ss.537).

                  (b) Except as otherwise provided in Section 7.5.3, IPSE shall have received evidence, in form and substance reasonably satisfactory to it, that the Charter Required Consents relating to the Charter Systems Licenses and the Charter Systems Contracts identified with an asterisk (*) on Schedule 5.3 have been obtained.

            8.2.6 No Material Adverse Changes. There shall not have been any material adverse change in the Charter Assets or the condition (financial or otherwise) or operations of Charter's Cable Business or the Charter Systems, taken as a whole, since December 31, 1998.

            8.2.7 Franchise Renewals. Each Charter Systems Franchise for which
(a) a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority, and (b) with respect to which the appropriate Governmental Authority has not confirmed in writing that the procedures established by Section 626 nonetheless shall apply to the renewal or extension of such Charter Systems Franchise, shall have been renewed or extended for a period expiring no earlier than three years after the Closing Date.

            8.2.8 Common Agreement and Related Closings.

                  (a) The conditions set forth in Section 4.2 of the Common Agreement shall have been satisfied or waived.

                  (b) The transactions contemplated by the IP Agreements and the Redemption Agreement (each as defined in the Common Agreement) shall have been, or will be, consummated as set forth in Section 4.4 of the Common Agreement, except to the extent such Agreements are not consummated as a result of a breach by IPSE or its Affiliates of its or their obligation to consummate such transactions.

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9. THE CLOSING.

      9.1 The Closing; Time and Place. Subject to the terms and conditions of this Agreement, the Closing shall be held in San Francisco, California, or as otherwise agreed, at a place mutually agreed upon by the Parties at 10:00 a.m., local time, on the last calendar day of the calendar month in which the conditions set forth in Article 8 (other than Sections 8.1.3 and 8.2.3) shall have been satisfied or waived (provided that each Party shall have at least 10 days' prior notice of the scheduled Closing Date in order to prepare for the Closing) or at such other place, date and time as may be mutually agreed upon by the Parties (the "Closing Date"). The transactions to be consummated at Closing shall be deemed to have been consummated as of the Closing Time. If the Closing Date is not a Business Day, then the Closing Date shall be the immediately preceding Business Day.

      9.2 IPSE's Delivery Obligations. At the Closing, IPSE will deliver or cause to be delivered to Charter the following:

            9.2.1 Cash Consideration. If applicable, the Cash Consideration will be paid (without duplication) by IPSE to the Charter Parties in accordance with the Common Agreement.

            9.2.2 Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit 9.2.2.

            9.2.3 Deeds. Special warranty deeds in recordable form conveying to the applicable Charter Parties each parcel of IPSE Owned Property, and assignments of leases and easements in recordable form, with respect to IPSE Leased Property and IPSE Other Real Property Interests as to which prior assignments into IPSE were recorded in the applicable real estate records.

            9.2.4 Lien Releases. Evidence reasonably satisfactory to Charter that all Liens (other than Permitted Liens) affecting or encumbering the IPSE Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to Charter effecting such terminations, releases or waivers.

            9.2.5 Vehicle Titles. Title certificates to all vehicles included among the IPSE Assets, endorsed for transfer of title to the applicable Charter Parties, and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

            9.2.6 Evidence of Authorization Actions. Certified resolutions or other evidence reasonably satisfactory to Charter that IPSE has taken all action necessary to

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authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

            9.2.7 FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that IPSE is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to Charter.

            9.2.8 Officer's Certificate. The Charter Parties will have received a certificate executed by an executive officer of IPSE dated the date of the Closing, reasonably satisfactory in form and substance to Charter certifying that the conditions specified in Sections 8.1.1. and 8.1.2 have been satisfied.

            9.2.9 Opinions of Counsel. Opinions of Pillsbury Madison & Sutro LLP and Dow, Lohnes & Albertson, PLLC, substantially in the forms of Exhibits C.1 and C.3, respectively of the Common Agreement.

            9.2.10 Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

      9.3 Charter's Delivery Obligations. At the Closing, each Charter Party will deliver or cause to be delivered to IPSE the following:

            9.3.1 Cash Consideration. If applicable, the Cash Consideration will be paid by such Charter Party to IPSE in accordance with the Common Agreement.

            9.3.2 Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit 9.2.2.

            9.3.3 Deeds. Special warranty deeds in recordable form conveying to IPSE each parcel of such Charter Party's Owned Property, and assignments of leases and easements in recordable form, with respect to such Charter Party's Leased Property and Other Real Property Interests as to which prior assignments into such Charter Party were recorded in the applicable real estate records.

            9.3.4 Lien Releases. Evidence reasonably satisfactory to IPSE that all Liens (other than Permitted Liens) affecting or encumbering such Charter Party's Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to IPSE effecting such terminations, releases or waivers.

            9.3.5 Vehicle Titles. Title certificates to all vehicles included among such Charter Party's Assets, endorsed for transfer of title to IPSE, and separate bills of sale therefor


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or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

            9.3.6 Evidence of Authorization Actions. Certified resolutions of such Charter Party or other evidence reasonably satisfactory to IPSE that such Charter Party has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

            9.3.7 FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that such Charter Party is not a foreign person within the meaning of
Section 1445 of the Code reasonably satisfactory in form and substance to IPSE.

            9.3.8 Officer's Certificate. IPSE will have received a certificate executed by an executive officer of Charter dated the date of the Closing, reasonably satisfactory in form and substance to IPSE certifying that the conditions specified in Sections 8.2.1 and 8.2.2 have been satisfied.

            9.3.9 Opinions of Counsel. Opinions of Irell & Manella LLP and Wiley, Rein & Fielding substantially in the forms of Exhibits C.2 and C.4, respectively of the Common Agreement.

            9.3.10 Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

10. TERMINATION AND DEFAULT.

      10.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

            10.1.1 At any time, by the mutual agreement of Charter and IPSE;

            10.1.2 By either Charter or IPSE at any time, if the other is in material breach or default of any of the other's covenants, agreements or other obligations herein or in any Transaction Document;

            10.1.3 By either Charter or IPSE upon written notice to the other, if any of the conditions to its obligations set forth in Sections 8.1 and 8.2, respectively, are not satisfied on or before the later of January 15, 2000, or nine months after the date of this Agreement, for any reason other than an intentional and material breach or default by such Party of its respective covenants, agreements or other obligations under this Agreement, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

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            10.1.4 By either Charter or IPSE if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of any of the transactions contemplated hereby and such injunction, restraining order or decree is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used commercially reasonable efforts to have such injunction, order or decree vacated or denied; or

            10.1.5 As otherwise provided in the Common Agreement.

      10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all obligations of the Parties under this Agreement will terminate, except for the obligations set forth in Sections 7.13, 7.19 and
12.13. Termination of this Agreement pursuant to Sections 10.1.2, 10.1.3, 10.1.4 or 10.1.5 will not limit or impair any remedies that any of IPSE or the Charter Parties may have pursuant to the terms of this Agreement with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement.

11. SURVIVAL; REMEDIES.

      11.1 Survival of Representations, Warranties Covenants and Agreements. The representations, warranties, covenants and agreements of IPSE and Charter in this Agreement and in the Transaction Documents will survive Closing for a period of twelve months after the Closing Date. The period of survival of the representations, warranties, covenants and agreements prescribed by this Section
11.1 are referred to as the "Survival Period." The liabilities of each Party under its respective representations, warranties, covenants and agreements will expire as of the expiration of the Survival Period; provided, however, that such expiration will not include, extend or apply to (a) any representation, warranty, covenant or agreement the breach of which has been asserted by a Party in a written notice to the other Party before such expiration or about which a Party has given the other Party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail), (b) the Party's obligations under Sections 7.13 and 7.23, or (c) the Party's obligations under Sections 7.16, 7.17.1, 7.17.3 and 7.17.4, but only to the extent reasonably practicable.

      11.2 Exclusive Remedy. The Parties hereby agree that the rights set forth in the Common Agreement shall be each Party's sole and exclusive remedies against the other Party for any claims arising after the Closing Time and relating to any breaches of the representations, warranties or covenants contained in this Agreement other than based on fraud.

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

      11.3 Nonrecourse. The Parties agree that, notwithstanding any other provision in this Agreement or in any Transaction Document, and any rule of law or equity to the contrary, to the fullest extent permitted by law, each Party's obligations and liabilities under this Agreement will be nonrecourse to all direct and indirect equity holders or other owners of such Party, except to the extent of distributions to such Persons, directly or indirectly, from such Party that are required to be returned, directly or indirectly, to such Party pursuant to applicable provisions of law; provided, however, that the foregoing shall not limit or abridge any Party's indemnification rights or obligations pursuant to the Common Agreement or the Redemption Agreement. "Nonrecourse" means that the obligations and liabilities are limited in recourse solely to the assets of the Parties (for those purposes, any capital contribution obligations of the equity holders or other owners of such Party, or any negative capital account balances of such Persons will not be deemed be assets of such Party) and are not guaranteed, directly or indirectly by, or the primary obligations of, any owner of such Party in such capacity, and no partner, member or other owner in such capacity of any successor entity (including any limited liability company or partnership), either directly or indirectly, will be personally liable in any respect (except to the extent of (i) such Person's interests in the assets of such Party and (ii) any distribution which has been received by such Person and is required by applicable law to be returned, directly or indirectly, to such Party) for any obligation or liability of such Party under this Agreement.

12. MISCELLANEOUS PROVISIONS.

      12.1 Parties Obligated and Benefitted. Subject to the limitations set forth below, this Agreement will be binding upon each of the Parties and their respective assigns and successors in interest and will inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Parties, no Party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that the appropriate Party may assign any or all of its rights under this Agreement (a) to a "qualified intermediary" engaged by such Party to effectuate a deferred like-kind exchange under Section 1031 of the Code, and the other Party agrees in connection with such an assignment to take such actions and execute such documents as may be reasonably requested by the assigning Party in order to facilitate such Party's intent to effectuate a deferred like-kind exchange; provided, however, that no such assignment will affect the assigning Party's liabilities or obligations pursuant to this Agreement or (b) to an Affiliate, provided that such assignment will not result in any adverse tax consequences to the other Party, will not give rise to any material requirements for additional Required Consents, and will not, in the reasonable judgment of the other Party, delay the Closing.

      12.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to either Party will be given as set forth in the Common Agreement.

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      12.3 Right to Specific Performance. Each Party acknowledges that the unique nature of the Assets to be exchanged hereunder pursuant to this Agreement renders money damages an inadequate remedy, and the Parties agree that either Party shall be entitled to pursue specific performance as a remedy without the requirement of posting a bond or other security therefor.

      12.4 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

      12.5 Captions. The section and other captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

      12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

      12.7 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

      12.8 Late Payments. If either Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the rate per annum publicly announced from time to time by The Bank of New York as its Prime Rate (the "Prime Rate") plus 2%, adjusted as and when changes in the Prime Rate are made.

      12.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

      12.10 Entire Agreement. This Agreement (including the Transaction Documents and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings with respect to such subject matter. This Agreement may not be amended or modified except by a writing signed by all of the parties hereto.

      12.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without

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

rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

      12.12 Construction. This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

      12.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

      12.14 Risk of Loss. The risk of any loss or damage to the Charter Assets or IPSE Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Charter or IPSE respectively, at all times prior to the Closing Time. In the event of any such loss or damage after December 31, 1998, Charter or IPSE as appropriate, will immediately notify the other in writing of that fact. All insurance proceeds paid or payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by the Party transferring such Assets to the other Party, or the rights thereto will be assigned if not yet paid over by the insurer to the Party transferring such Assets. The obligations under this Section 12.14 to pay or assign insurance proceeds will not apply to the extent that any insurance proceeds are applied to replace or restore such loss or damage prior to Closing.

      If, on or prior to the Closing Date, all or any part of or interest in the Charter Assets or the IPSE Assets, as appropriate, is taken or condemned as a result of a Governmental Authority's exercise of its powers of eminent domain, or if a Governmental Authority having such power informs a Party that it intends to condemn all or any part of such Party's Assets (such event being called, in either case, a "Taking"), then (i) IPSE, in the case of a Taking of Charter Assets, or Charter, in the case of a Taking of IPSE Assets, may elect, in the name of the other Party, to negotiate for, claim, contest and receive all damages with respect to the Taking, (ii) the Party whose Assets were the subject of the Taking will be relieved of its obligation to convey to the other Party those of its Assets that were the subject of the Taking, (iii) at Closing, the Party whose Assets were the subject of the Taking will assign to the other Party all of its rights to damages payable as a result of the Taking, and will pay to the other Party all damages previously paid to it in connection with the Taking, and (iv) following the Closing, the Party whose Assets were the subject of the Taking will give to the other Party any further assurances of such rights and assignment with respect to the Taking as the other Party reasonably may request from time to time.

      12.15 Tax Consequences. No Party makes any representation or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other Party, and each Party expressly disclaims any such representation or warranty with respect to

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                                       74
any Tax consequences arising under this Agreement. Each Party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

      12.16 Commercially Reasonable Efforts. For purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a Party to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any or other payments with respect to any Contract that are significant in the context of such Contract (or significant on the aggregate basis as to all Contracts).

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

The parties have executed this Agreement as of the day and year first above written.

                           CHARTER COMMUNICATIONS, LLC


                           By: /s/ Curtis S. Shaw
                               ----------------------------------------------
                           Name: Curtis S. Shaw
                           Title: Senior Vice President


                           CHARTER COMMUNICATIONS PROPERTIES,
                           LLC


                           By: /s/ Curtis S. Shaw
                               ----------------------------------------------
                           Name: Curtis S. Shaw
                           Title: Senior Vice President


                           MARCUS CABLE ASSOCIATES, L.L.C.


                           By: /s/ Curtis S. Shaw
                               ----------------------------------------------
                           Name: Curtis S. Shaw
                           Title: Senior Vice President


                           INTERMEDIA PARTNERS SOUTHEAST

                           By: InterMedia Capital Management, LLC, its managing general partner


                                 By:   InterMedia Management, Inc., its
                                       managing member


                                       By: /s/ Robert J. Lewis
                                           ---------------------------------
                                           Robert J. Lewis, President
                                           and Chief Executive Officer


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                                       76